EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

between

GOODRICH PETROLEUM COMPANY, L.L.C.
Borrower

BNP PARIBAS
Agent

and

CERTAIN LENDERS

November 9, 2001,

as Amended and Restated on February 25, 2005

i

SCHEDULES AND EXHIBITS

Schedule 2	–	Lenders and Commitments
Schedule 6	–	Closing Documents
Schedule 7.3	–	Companies and Names
Schedule 7.9	–	Litigation
Schedule 7.11	–	Environmental Matters
Schedule 7.15	–	Affiliate Transactions
Schedule 9.2	–	Permitted Debt
Schedule 9.4	–	Permitted Liens
Schedule 9.8	–	Permitted Loans, Advances, and Investments

Exhibit A-1	–	Revolving Note
Exhibit A-2	–	Term Note
Exhibit B	–	Form of Production Report
Exhibit C-1	–	Borrowing Request
Exhibit C-2	–	Conversion Notice
Exhibit C-3	–	LC Request
Exhibit C-4	–	Compliance Certificate
Exhibit D	–	Opinion of Counsel to Companies
Exhibit E	–	Assignment and Assumption Agreement

v

CREDIT AGREEMENT

     THIS AGREEMENT dated as of November 9, 2001, as amended and restated on February 25, 2005, is between GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (“Borrower”), Lenders (defined below), and BNP PARIBAS, a foreign banking corporation organized under the laws of the Republic of France, as agent for Lenders.

R E C I T A L S

     A. Borrower, Compass Bank, N.A., as agent (in such capacity, “Prior Agent”), for itself and Bank One, Texas, National Association (the “Prior Lenders”), Goodrich Petroleum Corporation and Goodrich Petroleum Company – Lafitte, L.L.C., entered into that certain Credit Agreement dated January 31, 2001, (such Credit Agreement, as the same may have been heretofore amended, is herein referred to as the “Prior Credit Agreement”).

     B. Pursuant to the Compass Assignment (hereinafter defined), Prior Agent and the Prior Lenders, among other matters, assigned all indebtedness, obligations and liens under the Prior Credit Agreement and the other Loan Documents (as defined in the Prior Credit Agreement) to Agent and the Lenders.

     C. The Prior Credit Agreement was amended and restated on November 9, 2001, and was further amended pursuant to the First Amendment to Credit Agreement dated as of March 8, 2002 and the Second Amendment to Credit Agreement dated as of December 22, 2003 (the Prior Credit Agreement, as so amended and restated and subsequently amended, the “Existing Credit Agreement”).

     D. Borrower, Lenders and Agent have agreed to amend and restate the Existing Credit Agreement in its entirety as set forth below.

     ACCORDINGLY, for adequate and sufficient consideration, Borrower, Lenders, and Agent agree that the Existing Credit Agreement is hereby amended and restated, in its entirety, as follows:

ARTICLE I
DEFINITIONS AND TERMS

     Section 1.1 Definitions. As used in the Loan Documents:

     “Additional Term Borrowing” is defined in Section 2.2(b).

     “Affiliate” of a Person means any other individual or entity who directly or indirectly controls, is controlled by, or is under common control with that Person. For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or other interests, by contract, or otherwise) and (b) the Companies are “Affiliates” of each other.

     “Agent” means, at any time, BNP Paribas, a foreign banking corporation organized under the laws of the Republic of France — or its successor appointed under Article XIII — acting as “agent” for Lenders under the Loan Documents.

     “Applicable Margin” means, for any day, a margin of interest over the Base Rate or the LIBOR Rate, as the case may be, that is applicable when the Base Rate or LIBOR Rate, as applicable, is determined under this agreement.

     (a) For purposes of determining the Applicable Margin for Revolving Borrowings, the following rules shall apply:

          (i) The Applicable Margin is subject to adjustment (upwards or downwards, as appropriate) on any day without notice to Borrower or any other Person based on the ratio of the Revolving Commitment Usage to the Borrowing Base, as stated in the table below.

          (ii) For purposes of the definition of “Applicable Margin”, the ratio of the Revolving Commitment Usage to the Borrowing Base is determined as of each day by dividing the Revolving Commitment Usage for such day by the Borrowing Base in effect on such day.

          (iii) If Borrower fails to timely furnish to Agent any Financials and related Compliance Certificate as required by this agreement, then the maximum Applicable Margin shall apply from the date those Financials and related Compliance Certificate are required to be delivered and remain in effect until Borrower furnishes them to Agent.

     For all Revolving Borrowings:

	APPLICABLE	APPLICABLE
	MARGIN FOR	MARGIN FOR
RATIO OF REVOLVING	BASE-RATE	LIBOR-RATE
COMMITMENT USAGE TO	REVOLVING	REVOLVING
THE BORROWING BASE	BORROWINGS	BORROWINGS
less than or equal to 25%	0.00%	1.50%
greater than or equal to 25% but less than 50%	0.00%	1.75%
greater than or equal to 50% but less than 90%	0.25%	2.00%
greater than or equal to 90%	0.50%	2.50%

     (b) The Applicable Margin for Term Borrowings is 5.00%.

     “Applicable Percentage” means, for any day, a revolving commitment fee percentage applicable under Section 4.4, equal to 0.375%.

     “Assignee” is defined in Section 14.10(c).

     “Assignments” is defined in Section 14.10(c).

     “Base Rate” means, for any day, the greater of either (a) the annual interest rate most recently announced by BNP Paribas as its prime rate or base rate of interest (which may not necessarily represent the lowest or best rate actually charged to any customer) in effect at its principal office in New York, New York, automatically fluctuating upward and downward as specified in each announcement without special notice to Borrower or any other Person or (b) the sum of the Federal-Funds Rate plus 0.5%.

     “Base-Rate Borrowing” means a Borrowing bearing interest at the sum of the Base Rate plus the Applicable Margin.

     “Borrower” is defined in the preamble to this agreement.

     “Borrowing” means any amount disbursed under the Loan Documents by one or more Lenders to or on behalf of Borrower under the Loan Documents, either as an original disbursement of funds, a renewal, extension, or continuation of an amount outstanding, or a payment under an LC.

     “Borrowing Base” shall mean the loan value of the Mineral Interests as Lenders determine, in their sole discretion, from time to time pursuant to Section 2.7.

     “Borrowing-Base Deficiency” means any amount by which the limitation in Section 2.1(c) is exceeded, whether because the Revolving Commitments have been fully or partially terminated or canceled, the Borrowing Base has been reduced or for any other reason.

     “Borrowing Date” is defined in Section 2.3(a).

     “Borrowing Request” means a request, subject to Section 2.3(a) and (b), substantially in the form of Exhibit C-1.

     “Business Day” means any day, other than a Saturday or Sunday or legal holiday, on which (i) commercial banks generally are open for business in New York, New York and Houston, Texas and (ii) in the case of LIBOR-Rate Borrowings, dealings in eurodollar deposits are generally carried out in the London interbank eurodollar market.

     “Capital Lease” means any capital lease or sublease that is required by GAAP to be capitalized on a balance sheet.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.

     “Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than Goodrich or any Affiliate of Goodrich, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by Goodrich’s management or their designees to be voted in favor of persons nominated by Goodrich’s Board of Directors) of fifty percent (50%) or more of the outstanding voting securities of Goodrich, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Goodrich), (b) Goodrich shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting capital stock of any of the other Restricted Companies on a fully-diluted basis or (c) 50% or more of the directors of Goodrich shall consist of Persons not nominated by Goodrich’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

     “Class” is defined in Section 1.2.

     “Closing Date” means February 25, 2005.

     “Code” means the Internal Revenue Code of 1986.

     “Collateral” is defined in Section 5.2.

     “Collateral Documents” is defined in Section 5.2.

     “Commitment” shall mean, in respect of any Lender, the sum of its Revolving Credit Commitment and its Term Commitment.

     “Commitment Percentage” means, for any Lender, the proportion (stated as a percentage) that its Commitment bears to the total Commitments of all Lenders.

     “Commitment Usage” means, at any time and without duplication, the sum of (a) the Revolving Principal Debt plus (b) the LC Exposure plus (c) the Term Principal Debt.

     “Companies” means, at any time, Goodrich and each of its Subsidiaries.

     “Compass Assignment” shall mean that certain Assignment of Notes, Documents and Liens dated as of November 9, 2001, executed by Prior Agent and Prior Lenders, in favor of Agent, for the benefit of the Lenders, as the same may be from time to time modified, amended or supplemented.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit D-4 and signed by a Responsible Officer.

     “Conversion Notice” means a request, subject to Section 3.10, substantially in the form of Exhibit D-2.

     “Current Financials”, unless otherwise specified means either (i) the Companies’ consolidated Financials for the year ended December 31, 2003, together with the Companies’ Financials for the nine (9) months ended on September 30, 2004 or (ii) at any time after annual Financials are first delivered under Section 8.1, the Companies’ annual Financials then most recently delivered to Lenders under Section 8.1(a), together with the Companies’ quarterly Financials then most recently delivered to Lenders under Section 8.1(b).

     “Debt” means — for any person, at any time, and without duplication — the sum of (a) all obligations required by GAAP to be classified upon that Person’s balance sheet as liabilities, (b)

liabilities secured (or for which the holder of such liabilities has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (d) all obligations under synthetic leases plus (e) all guaranties, endorsements, and other contingent obligations for Debt of others.

     “Debtor Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws affecting creditors’ Rights.

     “Default” is defined in Article XI.

     “Default Rate” means, for any day, an annual interest rate equal from day to day to the lesser of either (a) (i) with respect to any LIBOR-Rate Borrowing, the then existing LIBOR-Rate, plus the Applicable Margin plus 2.00%, (ii) with respect to any Base-Rate Borrowing, the then existing Base Rate plus the Applicable Margin, plus 2.00% and (iii) with respect to any other portion of the Obligation, the then existing Base Rate plus 2.50% or (b) the Maximum Rate.

     “Determining Lenders” means, at any time, any combination of Lenders holding (directly or indirectly) at least either (a) 66 2/3% of the total Commitments while there is no Principal Debt or LC Exposure or (b) 66 2/3% of the Principal Debt plus the LC Exposure while there is any Principal Debt or LC Exposure.

     “Distribution” means, with respect to any shares of any capital stock or other equity securities issued by a Person (a) the retirement, redemption, purchase, or other acquisition for value of those securities, (b) the declaration or payment of any dividend on or with respect to those securities, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities and (d) any other payment by that Person with respect to those securities.

     “EBITDAX” means for any Person, for any period, and without duplication — the sum of (a) Net Income, minus extraordinary items, plus to the extent actually deducted in calculating Net Income, Interest Expense and income Taxes plus (b) to the extent actually deducted in calculating Net Income, depreciation, depletion, amortization and exploration expenses.

     “Employee Plan” means an employee-pension-benefit plan covered by Title IV of ERISA and established or maintained by any Company.

     “Environmental Indemnity Agreement” means any agreement (including, without limitation, insurance policies), in form and substance satisfactory to Agent, by which a Restricted Company or Predecessor is entitled to receive reimbursement or other payment on account of any Environmental Liability other than any agreements (a) in the nature of environmental consulting or engineering agreements for professional services or (b) the terms of which preclude that Company or Predecessor from asserting a claim for reimbursement or other payment on account of any Environmental Liability.

     “Environmental Investigation” means any health, safety, or environmental site assessment, investigation, study, review, audit, compliance audit, or compliance review conducted at any time or from time to time — whether at the request of Agent or any Lender, upon the order or request of any Tribunal, or at the voluntary instigation of any Company — concerning any Real Property or the business operations or activities of any Company, including, without limitation (a) air, soil, groundwater, or surface-water sampling and monitoring, (b) repair, cleanup, remediation, or detoxification, (c) preparation and implementation of any closure, remedial, spill, emergency, or other plans and (d) any health, safety, or environmental compliance audit or review.

     “Environmental Law” means any applicable Law that relates to (a) the condition of air, ground or surface water, soil, or other environmental media, (b) the environment or natural resources, (c) safety or health or (d) the regulation of any contaminants, wastes, and Hazardous Substances, including, without limitation, CERCLA, OSHA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), analogous state and local Laws, and any analogous future enacted or adopted Law or (c) to the Release or threatened Release of Hazardous Substances.

     “Environmental Liability” means any liability, loss, fine, penalty, charge, lien, damage, cost, or expense of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Environmental Law, (b) from the Release or threatened Release of any Hazardous Substance, (c) from removal, remediation, or other actions in response to the Release or threatened Release of any Hazardous Substance, (d) from actual or threatened damages to natural resources, (e) from the imposition of injunctive relief or other orders, (f) from personal injury, death, or property damage which occurs as a result of any Company’s use, storage, handling, or the Release or threatened Release of a Hazardous Substance or (g) from any Environmental Investigation performed at, on, or for any Real Property (including without limitation, the Leases and the Mineral Interests).

     “Environmental Permit” means any permit, license, or other authorization from any Tribunal that is required under any Environmental Law for the lawful conduct of any business, process, or other activity.

     “Environmental Report” means any written or verbal report memorializing any Environmental Investigation.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “Existing Preferred Stock” means the Goodrich Series A Preferred Stock currently traded on the NASDAQ Small Cap market.

     “Farmout Agreement” means that certain letter agreement re: Bethany-Longstreet Field Caddo and DeSoto Parishes Louisiana, dated June 10, 2003, among Faulconer Energy Corporation, Faulconer Energy Limited Partnership, and the Borrower, as the same may from time to time be amended, modified, supplemented or restated.

     “Federal-Funds Rate” means, for any day, the annual rate (rounded upwards, if necessary, to the nearest 0.01%) determined (which determination is conclusive and binding, absent manifest error) by Agent to be equal to (a) the weighted average of the rates on overnight federal-funds transactions with member banks of the Federal Reserve System arranged by federal-funds brokers on that day, as published by the Federal Reserve Bank of New York on the next Business Day or (b) if those rates are not published for any day, the average of the quotations at approximately 10:00 a.m. received by Agent from three federal-funds brokers of recognized standing selected by Agent in its sole discretion.

     “Financials” of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP (subject to year end audit adjustments with respect to interim Financials) and (b) except as stated in Section 1.5, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year or other relevant period, as applicable.

     “Funded Debt” means for any Person, at any time and without duplication — the sum of (a) the balance of any obligation for borrowed money, plus (b) the total amount capitalized on the balance sheet of that Person with respect to Capital Leases.

     “Funding Loss” means any loss, expense, or reduction in yield that any Lender reasonably incurs because (a) Borrower fails or refuses (for any reason whatsoever other than a default by Agent or that Lender claiming that loss, expense, or reduction in yield) to take any LIBOR-Rate Borrowing that it has requested under this agreement or (b) Borrower prepays or pays any LIBOR-Rate Borrowing or converts any LIBOR-Rate Borrowing to a Borrowing of another Type, in each case, other than on the last day of the applicable Interest Period.

     “GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

     “Goodrich” means Goodrich Petroleum Corporation, a Delaware corporation.

     “Hazardous Substance” means (a) any substance that is reasonably expected to require, removal, remediation, or other response under any Environmental Law, (b) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive, dangerous, or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of § 101(14) of CERCLA, (c) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (d) asbestos and asbestos-containing materials in any form, (e) polychlorinated biphenyls, (f) urea formaldehyde foam or (g) any substance the presence of which on any Real Property (including, without limitation, the Leases and the Mineral Interests) either (i) poses or threatens to pose a hazard to the health or safety of persons or to the environment or (ii) could constitute a health or safety hazard to persons or the environment if it emanated or migrated from the Real Property (including, without limitation, the Leases and the Mineral Interests).

     “Initial Term Borrowing” is defined in Section 2.2(a).

     “Interest Expense” means — for any Person, for any period, and without duplication — all interest on Debt, whether paid in cash or accrued as a liability and payable in cash during that period, including, without limitation, the interest component of Capital Leases and any premium or penalty for repayment, redemption, or repurchase of Debt.

     “Interest Period” is determined under Section 3.9.

     “Issuing Lender” means Agent, or any of its Affiliates, that issues an LC under this agreement.

     “Laws” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

     “LC” means a documentary or standby letter of credit issued for the account of Borrower by an Issuing Lender under this agreement and under an LC Agreement.

     “LC Agreement” means a letter of credit application and agreement (in form and substance satisfactory to Agent) submitted and executed by Borrower to the Issuing Lender for an LC for the account of Borrower.

     “LC Exposure” means, without duplication, the sum of (a) the total face amount of all undrawn and uncancelled LCs plus (b) the total unpaid reimbursement obligations of Borrower under drawings under any LC.

     “LC Request” means a request substantially in the form of Exhibit D-3.

     “LC Subfacility” means a subfacility of the Revolving Facility for the issuance of LCs, as described in Section 2.4, under which the LC Exposure (a) may never collectively exceed $10,000,000 and (b) together with Revolving Principal Debt may never exceed the lesser of either (i) the total Revolving Commitments or (ii) the Borrowing Base.

     “Leases” shall have the meaning assigned to it in Section 7.17.

     “Lender Lien” means any present or future first-priority Lien (provided that applicable Permitted Liens may exist, however, no intention to subordinate the first priority Lien granted in favor of Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens) securing the Obligation and assigned, conveyed, or granted to or created in favor of Agent for the benefit of Lenders.

     “Lenders” means the financial institutions — including, without limitation, Agent (possibly acting through one or more of its Affiliates for LCs) in respect of its share of Borrowings and LCs — named on Schedule 2 or on the most-recently-amended Schedule 2, if any, delivered by Agent under this agreement, and, subject to this agreement, their respective successors and permitted assigns (but not any Participant who is not otherwise a party to this agreement).

     “LIBOR Rate” means, for a LIBOR-Rate Borrowing and for the relevant Interest Period, the annual interest rate (rounded upward, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate displayed on page 3750 on the Teleratesystem Incorporated Service (or such other page as may replace such page on such service) at approximately 11:00 a.m. London time two Business Days before the first day of that Interest Period in an amount comparable to that LIBOR-Rate Borrowing and having a maturity approximately equal to that Interest Period, by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to the relevant Interest Period.

     “LIBOR-Rate Borrowing” means a Borrowing bearing interest at the sum of the LIBOR Rate plus the Applicable Margin.

     “Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

     “Litigation” means any action by or before any Tribunal.

     “Loan Documents” means (a) this agreement, certificates and reports delivered under this agreement, and exhibits and schedules to this agreement, (b) the Notes, Collateral Documents, and all other agreements, documents, and instruments in favor of Agent or Lenders (or Agent on behalf of Lenders) ever delivered under this agreement or otherwise delivered in connection with all or any part of the Obligation (other than Assignments but including the Compass Assignment), (c) all LCs and LC Agreements, (d) the letter agreement described in Section 4.2, (e) the Subordination Agreement and (f) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

     “Material Adverse Event” means any circumstance or event that, individually or collectively, is reasonably expected to result in any (a) material impairment of (i) the ability of Borrower to perform any of its payment or other material obligations under any Loan Document, (ii) the Restricted Companies as a whole to perform any of their payment or other material obligations under any Loan Document or (iii) the ability of Agent or any Lender to enforce any of those obligations or any of their respective Rights under the Loan Documents, (b) material and adverse effect on the financial condition of the Companies as a whole as represented to Lenders in the Current Financials most recently delivered before the date of this agreement or (c) Default or Potential Default.

     “Maximum Amount” and “Maximum Rate” respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, that Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

     “Mineral Interests” shall mean all present and future rights, titles and interests that Borrower or any other Company may now have or hereafter acquire in and to all (i) oil, gas and/or mineral leases, royalty and overriding royalty interests, production payments, farm-out agreements, net profit interests and mineral fee interests, (ii) present and future unitization, communication and pooling arrangements (and all properties covered and units created thereby), whether arising by contract or operation of law, which now or hereafter include all or any part of the foregoing and (iii) lands now or hereafter subject to any of the foregoing.

     “Mortgaged Properties” shall mean all of Mineral Interests described in the Collateral Documents and all related personal property and rights to payments or proceeds thereon or therefrom, and all other properties in which Borrower or any other Company has heretofore granted or purported to grant or hereinafter grants or purports to grant to Agent, for the benefit of the Lenders, a Lender Lien (including, without limitation, those assigned to Agent by Prior Agent and the Prior Lenders pursuant to, among other things, the Compass Assignment) in accordance with Section 5.2, in order to secure the Notes and the Obligation.

     “Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company (or any Person that, for purposes of Title IV of ERISA, is a member of Borrower’s controlled group or is under common control with Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

     “Net Income” of any Person means that Person’s profit or loss after deducting its Tax expense.

     “Notes” means the Revolving Notes and the Term Notes.

     “Obligation” means all present and future (a) Debts, liabilities, and obligations of any Company to Agent or any Lender and related to any Loan Document, whether principal, interest, fees, costs, attorneys’ fees, or otherwise, (b) any Debts, liabilities, or obligations owed by any Company to any Lender or its one or more Affiliates under any Swap Agreement and (c) renewals, extensions, and modifications of any of the foregoing.

     “Option Interest” shall have the meaning assigned to such term in the Subordinated Loan Agreement.

     “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

     “Participant” is defined in Section 14.10(b).

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “PDP PV” means the PV of Proved Developed Producing Reserves of Borrower and the other Companies as described in the most recently delivered Reserve Report.

     “Permitted Debt” means Debt described on Schedule 9.2.

     “Permitted Liens” means the Liens described on Schedule 9.4.

     “Person” means any individual, entity, or Tribunal.

     “Potential Default” means any event’s occurrence or any circumstance’s existence that would — upon any required notice, time lapse, or both — become a Default.

     “Predecessor” means any Person for whose obligations and liabilities any Company is reasonably expected to be liable as the result of any merger, de facto merger, stock purchase, asset purchase or divestiture, combination, joint venture, investment, reclassification, or other similar business transaction.

     “Principal Debt” means, at any time, the unpaid principal balance of all Borrowings.

     “Pro Rata” and “Pro Rata Part” mean, at any time and for any Lender, the proportion (stated as a percentage) that (i) its Commitment bears to the total Commitments of all Lenders, and (ii) if the Commitments have terminated, the Commitment Usage owed to it bears to the total Commitment Usage owed to all Lenders.

     “Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions.

     “PV” means, with respect to any Proved Reserves expected to be produced from any Mineral Interests, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to Borrower’s and the other Companies’ collective interests in such reserves during the remaining expected economic lives of such reserves. PV means, with respect to Borrower’s and the other Companies’ separate interests in such Proved Reserves, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to such separate interests in such reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) appropriate adjustments shall be made for hedging operations, provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit Borrower or any of the other Companies, (c) the pricing assumptions used in determining PV for any particular reserves shall be based upon the following price decks: (i) for natural gas, $5.00 per mcf, provided that (A) if the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange for Henry Hub is less than $5.00 per mcf, such lesser price shall be used and (B) with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, $30 per barrel, provided that (A) if the quotation for deliveries of crude oil for each such calendar year from the New York Mercantile Exchange for Cushing, Oklahoma is less than $30 per barrel, such lesser price shall be used and (B) with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (d) the cash-flows derived from the pricing assumptions set forth in clauses (b) and (c) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period.

     “Real Property” means any land, buildings, fixtures, and other improvements to land now or in the future directly or indirectly owned by any Restricted Company, leased to or otherwise operated by any Restricted Company, or subleased by any Restricted Company to any other Person.

     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, migrating, or other movement into the air, ground or surface water, or soil.

     “Representatives” means representatives, officers, directors, employees, accountants, attorneys, and agents.

     “Reserve Report” means each report delivered to Agent by Borrower pursuant to Section 8.1(c).

     “Reserve Requirement” means, for any LIBOR-Rate Borrowing and for the relevant Interest Period, the total reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Law) applicable to eurocurrency fundings or liabilities as of the first day of that Interest Period.

     “Responsible Officer” means Borrower’s chairman, president, chief executive officer, or chief financial officer.

     “Restricted Company” means Goodrich, Borrower and each other Subsidiary of Goodrich other than any Subsidiary that has no assets except its corporate name and conducts no operations.

     “Revolving Borrowing” means a revolving Borrowing made by the Lenders to Borrower pursuant to Section 2.1.

     “Revolving Commitment” means, at any time and for any Lender, the amount stated beside that Lender’s name on the most-recently amended Schedule 2 (which amount is subject to reduction and cancellation as provided in this agreement).

     “Revolving Commitment Percentage” means, for any Lender, the proportion (stated as a percentage) that its Revolving Commitment bears to the total Revolving Commitments of all Lenders.

     “Revolving Commitment Usage” means, at any time and without duplication, the sum of (a) the Revolving Principal Debt plus (b) the LC Exposure.

     “Revolving Facility” means the revolving credit facility in the amount of the total Revolving Commitments of the Lenders to make advances and issue letters of credit in accordance with the terms and conditions of this agreement and includes the LC Subfacility.

     “Revolving Notes” means the promissory notes of Borrower described in Section 3.1(a) and being in the form of Exhibit A-1 hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

     “Revolving Principal Debt” means, at any time, the unpaid principal balance of all Revolving Borrowings.

     “Revolving Pro Rata” and “Revolving Pro Rata Part” mean, at any time and for any Lender, the proportion (stated as a percentage) that (i) its Revolving Commitment bears to the total Revolving Commitments of all Lenders, and (ii) if the Revolving Commitments have terminated, the Revolving Commitment Usage owed to it bears to the total Revolving Commitment Usage owed to all Lenders.

     “Rights” means rights, remedies, powers, privileges, and benefits.

     “Solvent” means, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

     “Stated-Termination Date” means February 25, 2008.

     “Subordinated Debt” means all of the Obligations (as defined in the Subordinated Loan Agreement) of Borrower to the Subordinated Lender pursuant to the terms and conditions of the Subordinated Loan Agreement.

     “Subordinated Lender” means Malloy Energy Company, L.L.C., a Delaware limited liability company and its permitted successors and assigns.

     “Subordinated Loan Agreement” means that certain Loan Agreement dated as of March 8, 2002, among Borrower and the Subordinated Lender, as the same may be modified or amended from time to time to the extent permitted under this agreement.

     “Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of March 8, 2002, among Borrower, Agent, and the Subordinated Lender, as the same may be modified or amended from time to time.

     “Subsidiary” of any Person means any entity of which more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person.

     “Swap Agreement” means any present or future, whether master or single, agreement, document, or instrument providing for — or constituting an agreement to enter into — an interest-rate, basis, credit default, or commodity swap; forward-rate arrangement; commodity option; equity or equity-index swap or option; bond or interest-rate option; forward-foreign-exchange arrangement; rate-cap, -collar, or -floor arrangement; currency- or cross-currency-swap arrangement; swaption; currency-option; or any similar arrangement.

     “Tangible-Net Worth” means — at any time and for any Person — the sum of (i) its stockholders’ equity, plus (ii) amounts excluded from stockholders’ equity under GAAP relating to the establishment of an employee stock ownership plan, minus (iii) the total (without duplication of deductions already made in arriving at stockholders’ equity) of the book value of all assets that would be treated as intangible assets under GAAP, including, without limitation, goodwill, trademarks, trade names, copyrights, patents, and unamortized debt discount and expense.

     “Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

     “Term Availability Period” means the period from and including the Closing Date to but excluding the first anniversary of the Closing Date.

     “Term Borrowing” means a term Borrowing made by the Lenders to Borrower pursuant to Section 2.2.

     “Term Commitment” means, at any time and for any Lender, the amount stated beside that Lender’s name on the most-recently amended Schedule 2 (which amount is subject to reduction and cancellation as provided in this agreement).

     “Term Commitment Percentage” means, for any Lender, the proportion (stated as a percentage) that its Term Commitment bears to the total Term Commitments of all Lenders.

     “Term Facility” means the term loan facility in the amount of the total Term Commitments of the Lenders to make advances in accordance with the terms and conditions of this agreement.

     “Term Notes” means the promissory notes of Borrower described in Section 3.1(a) and being in the form of Exhibit A-2 hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

     “Term Principal Debt” means, at any time, the unpaid principal balance of all Term Borrowings.

     “Term Pro Rata” and “Term Pro Rata Part” mean, at any time and for any Lender, the proportion (stated as a percentage) that (i) its Term Commitment bears to the total Term Commitments of all Lenders, and (ii) if the Term Commitments have terminated, the Term Principal Debt owed to it bears to the total Term Principal owed to all Lenders.

     “Termination Date” means the earlier of either (a) the Stated-Termination Date or (b) the effective date that Lenders’ commitments to lend and issue LCs under this agreement are fully canceled or terminated.

     “Total Debt” means, with respect to Borrower and each other Restricted Company, the sum of the following (without duplication): (a) all Funded Debt and obligations evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments of such Persons; (b) all Debt secured (or for which the holder of such Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Persons; (c) all obligations of such Persons (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; and (d) all Debt of others guaranteed by such Persons or in which such Persons otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss.

     “Total PV” means at any time an amount determined in accordance with Section 2.7. No category of reserves other than Proved Reserves shall be taken into account in determining Total PV and at least 80% of Total PV must be comprised of PDP PV.

     “Tribunal” means any (a) local, state, territorial, federal, or foreign judicial, executive, regulatory, administrative, legislative, or governmental agency, board, bureau, commission, department, or other instrumentality, (b) private arbitration board or panel or (c) central bank.

     “Type” is defined in Section 1.2.

     Section 1.2 Classes and Types of Borrowings. Borrowings hereunder are distinguished by “Class” and by “Type”. The “Class” of a Borrowing (or of a Commitment to make such a Borrowing) refers to the determination whether such Borrowing is a Term Borrowing or a Revolving Borrowing, each of which constitutes a Class. The “Type” of a Borrowing refers to the determination whether such Borrowing is a LIBOR-Rate Borrowing or a Base-Rate Borrowing. Identification of a Borrowing by both Class and Type (e.g., a “LIBOR-Rate Revolving Borrowing”) indicates that such Borrowing is both a LIBOR-Rate Borrowing and a Revolving Borrowing.

     Section 1.3 Time References. Unless otherwise specified, in the Loan Documents (a) time references (e.g., 11:00 a.m.) are to time in New York, New York and (b) in calculating a period from one date to another, the word “from” means “from and including” and the word “to” or “until” means “to but excluding.”

     Section 1.4 Other References. Unless otherwise specified, in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

     Section 1.5 Accounting Principles. Unless otherwise specified, in the Loan Documents (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while Goodrich has any consolidated Subsidiaries (i) all accounting and financial terms and compliance with reporting covenants must be on a consolidating and consolidated basis, as applicable and (ii) compliance with financial covenants must be on a consolidated basis.

ARTICLE II
COMMITMENT

     Subject to the provisions in the Loan Documents, each Lender severally but not jointly agrees to extend credit to Borrower under this agreement in accordance with the following provisions.

     Section 2.1 Revolving Facility. Subject to the terms and conditions of this agreement, each Lender severally but not jointly agrees to lend to Borrower an amount equal to that Lender’s Revolving Commitment Percentage of requested Revolving Borrowings under the Revolving Facility, which Borrower may borrow, repay, and reborrow under this agreement subject to the following conditions:

               (a) Each Revolving Borrowing may only occur on a Business Day on or after the Closing Date and before the Termination Date;

               (b) Each Revolving Borrowing may only be $500,000 or a greater integral multiple of $100,000 if a Base-Rate Revolving Borrowing or $1,000,000 or a greater integral multiple of $500,000 if a LIBOR-Rate Revolving Borrowing; and

               (c) The Revolving Commitment Usage may never exceed at any time, the lesser of either the total Revolving Commitments or the Borrowing Base.

     Section 2.2 Term Facility.

               (a) Subject to the terms and conditions of this agreement, each Lender severally but not jointly agrees to lend to Borrower on the Closing Date an amount equal to that Lender’s Term Commitment Percentage (in an amount not to exceed such Lender’s Term Commitment then in effect) of an aggregate principal amount equal to $7,500,000 (the “Initial Term Borrowing”).

               (b) In addition, Borrower may at any time during the Term Availability Period request by notice to Agent in accordance with Section 2.3(b)(ii) that the Lenders lend to Borrower up to two additional separate single advance Term Borrowings each in the principal amount of $3,750,000 (each such Term Borrowing being an “Additional Term Borrowing”). Each Lender shall have sixty (60) days from the date of receipt of any Borrowing Request for an Additional Term Borrowing to agree to fund or decline to fund the Additional Term Borrowing subject of such Borrowing Request by notifying Agent and Borrower in writing of its decision. Any such decision shall be made in each Lender’s absolute and sole discretion, it being understood and agreed that no Lender shall have any obligation to agree to fund any Additional Term Borrowing under any circumstance whatsoever (and for the avoidance of doubt, the term “Term Commitment” shall not be construed to require any Lender to fund any requested Additional Term Borrowing). Subject to the terms and conditions of this agreement, each Lender that agrees to fund any requested Additional Term Borrowing in accordance with this Section 2.2(b) severally but not jointly agrees to lend to Borrower an amount equal to that Lender’s Term Commitment Percentage (in an amount not to exceed such Lender’s Term Commitment then in effect) of such requested Additional Term Borrowing under the Term Facility; provided, however, that the Term Principal Debt at any one time outstanding shall not exceed the total Term Commitments.

               (c) Each Term Borrowing shall be comprised entirely of LIBOR-Rate Borrowings having an Interest Period of three (3) months, which LIBOR-Rate Borrowing shall automatically continue as a LIBOR-Rate Borrowing having an Interest Period of three (3) months at the end of the first three-month Interest Period and all subsequent Interest Periods thereafter.

               (d) The Term Borrowings are not revolving in nature, and amounts repaid or prepaid may not be reborrowed under any circumstance. Any portion of the Term Commitments not utilized by Borrower before the expiration of the Term Availability Period shall be permanently canceled.

     Section 2.3 Borrowing Procedure. The following procedures apply to Borrowings:

               (a) Revolving Borrowing Request. Borrower may request a Revolving Borrowing by making or delivering a Borrowing Request (that may be telephonic if confirmed immediately in writing by 2:00 p.m. on the same Business Day) to Agent, which is irrevocable and binding on Borrower, stating the Class (which shall be a Revolving Borrowing), the Type, amount, and Interest Period for each Revolving Borrowing and which must be received by Agent no later than 11:00 a.m. on the (i) third Business Day before the date on which funds are requested (which shall be a Business Day) (the “Borrowing Date”) for any LIBOR-Rate Borrowing or (ii) Borrowing Date for any Base-Rate Borrowing. Agent shall promptly notify each Lender of any such Borrowing Request.

               (b) Term Borrowing Request.

                    (i) Borrower shall request the Initial Term Borrowing by making or delivering a Borrowing Request (that may be telephonic if confirmed immediately in writing by 2:00 p.m. on the same Business Day) to Agent, which is irrevocable and binding on Borrower, stating the Class (which shall be a Term Borrowing), the Type (which shall be a LIBOR-Rate Borrowing), amount (which shall be $7,500,000), Interest Period (which shall be three-month(s)) and the Borrowing Date (which shall be the Closing Date) and which must be received by Agent no later than 11:00 a.m. on the third Business Day before the Borrowing Date. Agent shall promptly notify each Lender of any such Borrowing Request.

                    (ii) Borrower may request Additional Term Borrowings by making or delivering a Borrowing Request (that may be telephonic if confirmed immediately in writing by

2:00 p.m. on the same Business Day) to Agent, which is irrevocable and binding on Borrower, stating the Class (which shall be a Term Borrowing), the Type (which shall be a LIBOR-Rate Borrowing), amount (which shall be $3,750,000), Interest Period (which shall be three-month(s)) and the Borrowing Date (which shall be a Business Day) and which must be received by Agent no later than 11:00 a.m. on the third Business Day before the Borrowing Date. Agent shall promptly notify each Lender of any such Borrowing Request.

               (c) Funding. Each Lender shall remit its Revolving Commitment Percentage of each requested Revolving Borrowing, or its Term Commitment Percentage of each requested Term Borrowing (provided that in the case of each Additional Term Borrowing, such Lender shall have agreed to fund such Additional Term Borrowing as provided in Section 2.2(b)), as applicable, to Agent’s principal office in New York, New York, in funds that are available for immediate use by Agent by 1:00 p.m. on the applicable Borrowing Date. Subject to receipt of those funds, Agent shall (unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by Borrower or waived by the requisite Lenders under Section 14.8) make those funds available to Borrower by (at Borrower’s option) (i) wiring the funds to or for the account of Borrower at the direction of Borrower or (ii) depositing the funds in an account designated by Borrower.

               (d) Funding Assumed. Absent contrary written notice from a Lender, Agent may assume that each Lender has made its Revolving Commitment Percentage or Term Commitment Percentage, as applicable, of the requested Borrowing available to Agent on the applicable Borrowing Date, and Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount. If a Lender fails to make its Revolving Commitment Percentage or Term Commitment Percentage, as applicable, of any requested Borrowing available to Agent on the applicable Borrowing Date, Agent may recover the applicable amount on demand, (i) from that Lender together with interest, commencing on the Borrowing Date and ending on (but excluding) the date Agent recovers the amount from that Lender, at an annual interest rate equal to the Federal-Funds Rate or (ii) if that Lender fails to pay its amount upon demand, then from Borrower. No Lender is responsible for the failure of any other Lender to make its Revolving Commitment Percentage or Term Commitment Percentage, as applicable, of any Borrowing available as required by Section 2.3(c); however, failure of any Lender to make its Revolving Commitment Percentage or Term Commitment Percentage, as applicable, of any Borrowing so available does not excuse any other Lender from making its Revolving Commitment Percentage or Term Commitment Percentage, as applicable, of any Borrowing so available.

     Section 2.4 Letters of Credit.

               (a) Conditions. Subject to the terms and conditions of this agreement Issuing Lender agrees to issue LCs upon Borrower’s making or delivering an LC Request and delivering an LC Agreement, both of which must be received by the Issuing Lender no later than the third Business Day before the Business Day on which the requested LC is to be issued, so long as (i) no LC may expire after the earlier to occur of the first anniversary of its issuance date or three Business Days before the Termination Date, (ii) the LC Exposure (after giving effect to such requested LC) would not exceed $10,000,000 and (iii) the limitations in Section 2.1(c) are not exceeded.

               (b) Participation. Immediately upon Issuing Lender’s issuance of any LC, Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage in the LC and all applicable Rights of Issuing Lender in the LC — other than Rights to receive certain fees provided in Section 4.3 to be for the Issuing Lender’s sole account.

               (c) Reimbursement Obligation. To induce Issuing Lender to issue and maintain LCs, and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse Issuing Lender (i) on the first Business Day after an Issuing Lender notifies Agent and Borrower that it has made payment under an LC, the amount paid by Issuing Lender and (ii) within five Business Days after demand, the amount of any additional fees Agent customarily charges for amending LCs Agreements, for honoring drafts, and for taking similar action in connection with letters of credit. If Borrower has not reimbursed Issuing Lender for any drafts paid by the date on which reimbursement is required under this section, then Agent is irrevocably authorized to fund Borrower’s reimbursement obligations as a Base-Rate Revolving Borrowing under the Revolving Facility if proceeds are available under the Revolving Facility and if the conditions in this agreement for such a Revolving Borrowing (other than any notice requirements or minimum funding amounts) have, to Agent’s knowledge, been satisfied. The proceeds of that Revolving Borrowing shall be advanced directly to Issuing Lender to pay Borrower’s unpaid reimbursement obligations. If funds cannot be advanced under the Revolving Facility, then Borrower’s reimbursement obligation shall constitute a demand obligation. Borrower’s obligations under this section are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment that Borrower may have at any time against Issuing Lender or any other Person. From the date that Issuing Lender pays a draft under a LC until Borrower either reimburses or is obligated to reimburse Issuing Lender for that draft under this section, the amount of that draft bears interest payable to Issuing Lender at the rate then applicable to Base-Rate Revolving Borrowings. From the due date of the respective amounts due under this section, to the date paid (including any payment from proceeds of a Base-Rate Revolving Borrowing), unpaid reimbursement amounts accrue interest that is payable on demand at the Default Rate.

               (d) General. Issuing Lender shall promptly notify Agent and Borrower of the date and amount of any draft presented for honor under any LC (but failure to give notice will not affect Borrower’s obligations under this agreement). Issuing Lender shall pay the requested amount upon presentment of a draft unless presentment on its face does not comply with the terms of the applicable LC. When making payment, Issuing Lender may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Issuing Lender is not liable for any of those obligations). Borrower’s reimbursement obligations to Issuing Lender and Lenders, and each Lender’s obligations to Issuing Lender, under this section are absolute and unconditional irrespective of, and Issuing Lender is not responsible for (i) the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (ii) any dispute by any Company with or any Company’s claims, setoffs, defenses, counterclaims, or other Rights against Issuing Lender, any Lender, or any other Person or (iii) the occurrence of any Potential Default or Default. However, nothing in this agreement constitutes a waiver of Borrower’s Rights to assert any claim or defense based upon the gross negligence or willful misconduct of any Lender. The Issuing Lender shall promptly pay to Agent for Agent to promptly distribute reimbursement payments received from Borrower to all Lenders according to their Revolving Pro Rata Part of the Revolving Facility.

               (e) Obligation of Lenders. If Borrower fails to reimburse Issuing Lender as provided in Section 2.4(c) by the date on which reimbursement is due under that section, and funds cannot be advanced under the Revolving Facility to satisfy the reimbursement obligations, then Agent shall promptly notify each Lender of Borrower’s failure, of the date and amount paid, and of each Lender’s Revolving Commitment Percentage of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to Agent in immediately available funds its Revolving Commitment Percentage of the unpaid reimbursement obligation, subject to the limitations of Section 2.1(c). Funds are due and payable to Agent before the close of business on the Business Day when Agent gives notice to each Lender of Borrower’s reimbursement failure (if notice is given before 1:00 p.m.) or on the next succeeding Business Day (if notice is given after 1:00 p.m.). All amounts payable by any Lender accrue interest after the due date at the Federal-Funds Rate from the day the applicable draft or draw is paid by Agent to (but not including) the date the amount is paid by the Lender to Agent. Upon receipt of those funds, Agent shall make them available to the Issuing Lender.

               (f) Duties of Issuing Lender. Issuing Lender agrees with each Lender that it will exercise and give the same care and attention to each LC as it gives to its other letters of credit. Each Lender and Borrower agree that, in paying any draft under any LC, Issuing Lender has no responsibility to obtain any document (other than any documents expressly required by the respective LC) or to ascertain or inquire as to any document’s validity, enforceability, sufficiency, accuracy, or genuineness or the authority of any Person delivering it. Neither Issuing Lender nor its Representatives will be liable to any Lender or any Company for any LC’s use or for any beneficiary’s acts or omissions. Any action, inaction, error, delay, or omission taken or suffered by Issuing Lender or any of its Representatives in connection with any LC, applicable drafts or documents, or the transmission, dispatch, or delivery of any related message or advice, if in good faith and in conformity with applicable Laws and in accordance with the standards of care specified in the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (as amended or modified), is binding upon the Companies and Lenders and, except as provided in Section 2.4(d), does not place Issuing Lender or any of its Representatives under any resulting liability to any Company or any Lender. Agent is not liable to any Company or any Lender for any action taken or omitted, in the absence of gross negligence or willful misconduct, by Issuing Lender or its Representative in connection with any LC.

               (g) Cash Collateral. On the Termination Date and if requested by Determining Lenders while a Default exists, Borrower shall provide Agent, for the benefit of Lenders, cash collateral in an amount equal to the then-existing LC Exposure.

               (h) INDEMNIFICATION. BORROWER SHALL PROTECT, INDEMNIFY, PAY, AND SAVE AGENT, EACH LENDER, AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS,

DEMANDS, LIABILITIES, DAMAGES, LOSSES, COSTS, CHARGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH ANY OF THEM MAY INCUR OR BE SUBJECT TO AS A CONSEQUENCE OF THE ISSUANCE OF ANY LC, ANY DISPUTE ABOUT IT, OR THE FAILURE OF ISSUING LENDER TO HONOR A DRAW REQUEST UNDER ANY LC AS A RESULT OF ANY ACT OR OMISSION (WHETHER RIGHT OR WRONG) OF ANY PRESENT OR FUTURE TRIBUNAL. HOWEVER, NO PERSON IS ENTITLED TO INDEMNITY UNDER THE FOREGOING FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

               (i) LC Agreements. Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this agreement, drafts under each LC are part of the Obligation, only the events specified in this agreement as a Default shall constitute a default under any LC, and the terms of this agreement control any conflict between the terms of this agreement and any LC Agreement.

     Section 2.5 Borrowing Notices and LC Requests. Each Borrowing Request (whether telephonic or written) and LC Request constitutes a representation and warranty by Borrower that as of the Borrowing Date or the date of issuance of the requested LC, as the case may be, that all of the conditions precedent in Article VI have been satisfied.

     Section 2.6 Termination.

               (a) Revolving Facility. Borrower may — upon giving at least five Business Days prior written and irrevocable notice to Agent — terminate all or part of the Revolving Facility. Each partial termination must be in an amount of not less than $1,000,000 or a greater integral multiple of $1,000,000 and must be ratable in accordance with each Lender’s Revolving Commitment Percentage. At the time of any termination, Borrower shall pay to Agent, for the account of each Lender, as applicable, the amount of any Borrowing Base Deficiency then existing or which would result after giving effect to such termination, all accrued and unpaid fees under this agreement and, the interest attributable to the amount of that reduction, and any related Funding Loss. Any part of the Revolving Commitments for the Revolving Facility that are terminated may not be reinstated.

               (b) Term Facility. Subject to the satisfaction of the conditions for prepayment of Term Borrowings contained in Section 3.2(c), Borrower may — upon giving at least five Business Days prior written and irrevocable notice to Agent — terminate all or part of the Term Facility. Each partial termination must be in an amount of not less than $1,000,000 or a greater integral multiple of $1,000,000 and must be ratable in accordance with each Lender’s Term Commitment Percentage. At the time of any termination, Borrower shall pay to Agent, for the account of each Lender, as applicable, an amount equal to the excess of the then outstanding Term Principal Debt over the Term Commitments (after giving effect to the termination of Term Commitments), all accrued and unpaid fees under this agreement and, the interest attributable to the amount of that reduction, and any related Funding Loss. Any part of the Term Commitments for the Term Facility that are terminated may not be reinstated.

     Section 2.7 Borrowing Base and Total PV Determinations.

               (a) The Borrowing Base as of the Closing Date is acknowledged by Borrower, Agent and the Lenders to be $44,000,000.00. The Total PV as of the Closing Date is acknowledged by Borrower, Agent and the Lenders to be $78,000,000.00.

               (b) The Borrowing Base and the Total PV shall be redetermined by Agent semi-annually through the Termination Date, within ninety (90) days after each December 31 and June 30, with the first such Borrowing Base and Total PV redetermination under this agreement to be made on or before September 30, 2005, for the Mineral Interests as of June 30, 2005, on the basis of information supplied by Borrower in compliance with the provisions of this agreement, including, without limitation, the Reserve Reports, and all other information available. Notwithstanding the foregoing, Agent may at its discretion (and at the request of the determining Lenders shall) make redeterminations of the Borrowing Base and/or the Total PV upon the occurrence of any sale, transfer, release or other disposition or loss or relinquishment of (i) any Option Interest (other than any Option Interest conveyed to Subordinated Lender contemporaneously with the acquisition by Borrower or any other Company of the Mineral Interests giving rise to the obligation to convey such Option Interest under the terms of the Subordinated Loan Agreement), or (ii) any Collateral having an aggregate value for all such sales or dispositions since the most recent determination of the Borrowing Base and/or the Total PV hereunder which exceeds $2,500,000, provided, that nothing in this provision shall be deemed to authorize any sale of any property prohibited pursuant to this agreement or any other Loan Document. In addition to the determinations of the Borrowing Base and the Total PV required pursuant to this Section 2.7(b), one additional special determination thereof may be requested during any calendar year by either Borrower or the Determining Lenders. Upon any such special determination of the Borrowing Base and the Total PV, if requested by Agent, Borrower shall submit both (i) a current report of a firm of independent petroleum engineers acceptable to Agent, prepared in accordance with customary standards and procedures of the petroleum industry which report shall (A) evaluate the Mineral Interests subject to such redetermination (in the same manner as provided in this Section 2.7 for other such redeterminations) and (B) be dated within sixty (60) days of such requested redetermination, and (ii) title opinions, environmental reports and other information reasonably requested by and in form and substance acceptable to Agent, for those additional Mineral Interests which Borrower desires to be considered within the Borrowing Base and the Total PV. Adjustments to the Borrowing Base and the Total PV based upon the addition of Mineral Interests shall not be effective prior to the date of filing and recording of such Collateral Documents as required by Agent.

               (c) Upon each Borrowing Base and Total PV redetermination, Agent shall notify each Lender of its recommendation for such redetermined Borrowing Base and Total PV and the Lenders shall have ten (10) Business Days to approve or reject such recommendation by written notice to Agent. The proposed Borrowing Base and the proposed Total PV must be approved by the Determining Lenders; provided, however, that no proposed increase in the Borrowing Base or Total PV shall be effective unless approved by all of the Lenders. In the event that the Determining Lenders or all of the Lenders, as applicable, cannot agree as to the amount of the redetermined Borrowing Base or Total PV, the Borrowing Base or Total PV, as applicable, shall be and be deemed to be the lowest amount determined by any Lender. Agent shall notify Borrower verbally (confirming such notice promptly in writing) of such determination by the Lenders, and the Borrowing Base and the Total PV so communicated to Borrower shall become effective upon such verbal notification and shall remain in effect until the next subsequent Borrowing Base and/or Total PV redetermination in accordance with the terms hereof.

               (d) The Borrowing Base and the Total PV shall represent the determination by Agent and the Lenders, in their sole discretion and in accordance with their standard engineering and lending policies and practices customary for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, which Borrower acknowledges may require new and independent credit approvals by each Lender. Furthermore, Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by Borrower to be essential for the adequate protection of the Lenders.

ARTICLE III
TERMS OF PAYMENT

     Section 3.1 Notes and Payments.

               (a) Notes. Revolving Principal Debt is evidenced by the Revolving Notes, one payable to each Lender in amount equal to its Revolving Pro Rata Part of $50,000,000, and Term Principal Debt is evidenced by the Term Notes, one payable to each Lender in amount equal to its Term Pro Rata Part of $15,000,000. Borrower understands, acknowledges and agrees that the execution and delivery by Borrower of each Lender’s Notes in such original principal amount does not imply or infer, and shall not be construed to create, any obligation or commitment on the part of any Lender to make any advances or issue or participate in any LC’s in excess of, in the aggregate, in the case of Revolving Borrowings, the lesser of the Borrowing Base or the Revolving Commitments, and in the case of Term Borrowings, the Initial Term Borrowing; the amount represented by such Lender’s Notes being for ease of administration only in the event that the Lenders and Borrower may hereafter agree, in writing, to increase the Borrowing Base or make Additional Term Borrowings, as the case may be, in accordance with the terms and conditions hereof.

               (b) Payment. Borrower must make each payment and prepayment on the Obligation to Agent’s principal office in New York, New York in immediately available funds by 1:00 p.m. on the day due; otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day. Agent shall promptly pay to each Lender the part of any payment or prepayment to which that Lender is entitled under this agreement on the same day Agent receives the funds from Borrower.

               (c) Payment Assumed. Unless Agent has received notice from Borrower prior to the date on which any payment is due under this agreement that Borrower will not make that payment in full, Agent may assume that Borrower has made the full payment due and Agent may, in reliance upon that assumption, cause to be distributed to each Lender on that date the amount then due to each Lender. If and to the extent Borrower does not make the full payment due to Agent, each Lender shall repay to Agent on demand the amount distributed to that Lender by Agent together with interest for each day from the date that Lender received payment from Agent until the date that Lender repays Agent (unless such repayment is made on the same day as such distribution), at an interest rate equal to the Federal-Funds Rate.

     Section 3.2 Interest and Principal Payments.

               (a) Interest. Accrued interest on each LIBOR-Rate Revolving Borrowing is due and payable on the last day of its respective Interest Period. If any Interest Period for a LIBOR-Rate Borrowing is greater than three months, then accrued interest is also due and payable on the date three months after the commencement of the Interest Period. Accrued interest on each Base-Rate Borrowing and each Term Borrowing is due and payable on the last day of each March, June, September, and December — commencing on the first of those dates that follows the Closing Date — and on the Termination Date.

               (b) Revolving Facility Principal. The Revolving Principal Debt under the Revolving Facility is due and payable on the Termination Date. Before that date, Borrower may at any time prepay, without penalty and in whole or in part, the Revolving Principal Debt under the Revolving Facility provided that (i) each voluntary partial prepayment must be in a principal amount not less than $500,000 or a greater integral multiple of $100,000 and (ii) Borrower shall pay any related Funding Loss upon demand. Conversions under Section 3.10 are not prepayments.

               (c) Term Facility Principal. The Term Principal Debt under the Term Facility is due and payable on the Termination Date. Before that date, Borrower may at any time prepay, without penalty and in whole or in part, the Term Principal Debt under the Term Facility provided that (i) after giving effect to such prepayment, the unused portion of the Revolving Commitment is greater than or equal to $5,000,000 or the Revolving Principal Debt has been paid in full and the Revolving Commitments have been terminated, (ii) each voluntary partial prepayment must be in a principal amount not less than $500,000 or a greater integral multiple of $100,000, and (iii) Borrower shall pay any related Funding Loss upon demand.

               (d) Revolving Facility-Mandatory Prepayments. At any time a Borrowing-Base Deficiency exists, Borrower shall make prepayments to Agent (with any related Funding Loss) of the Revolving Principal Debt under the Revolving Facility in six (6) monthly installments each in the amount of one-sixth (1/6th) of such Borrowing Base Deficiency so that such Borrowing Base Deficiency no longer exists by the end of the sixth month after notice from Agent of the existence of such Borrowing Base Deficiency.

     Section 3.3 Interest Options. Except that the LIBOR Rate may not be selected when a Default or Potential Default exists and except as otherwise provided in this agreement, Borrowings bear interest at an annual rate equal to the lesser of either (a) the Base Rate plus the Applicable Margin or the LIBOR Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrower), as the case may be or (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

     Section 3.4 Quotation of Rates. Borrower may call Agent before delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Agent or Lenders or affect the interest rate that is actually in effect when Borrower makes a Borrowing request or on the Borrowing Date.

     Section 3.5 Default Rate. If permitted by Law, from and after the occurrence of any Default, or at any time during which a Borrowing Base Deficiency exists, all Principal Debt, reimbursement obligations in connection with LCs, and other amounts constituting the Obligation shall bear interest at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

     Section 3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, the interest rate on that Borrowing is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect and (b) the amount of interest actually paid or accrued on the Notes.

     Section 3.7 Interest Calculations. Interest will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the calculation would result in an interest rate greater than the Maximum Rate or in the case of interest on Base-Rate Borrowings in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Agent are conclusive and binding absent manifest error.

     Section 3.8 Maximum Rate. Regardless of any provision contained in any Loan Document, no Lender is entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation, any amount in excess of the Maximum Rate, and, if Lenders ever do so, then any excess shall be treated as a partial prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this agreement for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and their effects and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation are paid in full before the end of their full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount,” then those terms mean the “indicated (weekly) ceiling” from time to time in effect as determined in accordance with Section 303.301 of the Texas Finance Code, as amended. Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving triparty accounts), does not apply to the Obligation.

     Section 3.9 Interest Periods. When Borrower requests any LIBOR-Rate Borrowing, Borrower may elect the applicable interest period (each an “Interest Period”), which may be, at Borrower’s option, one, two, three, or six months for LIBOR-Rate Borrowings (except for Term Borrowings, the Interest Period of which shall be three (3) months, it being understood and agreed that Borrower shall have no right to select any other Interest Period for any Term Borrowing), subject to Section 14.1 and the following conditions: (a) the initial Interest Period for a LIBOR-Rate Borrowing commences on the applicable Borrowing Date or conversion date, and each subsequent Interest Period applicable to any Borrowing commences on the day when the next preceding applicable Interest Period expires, (b) if any Interest Period for a LIBOR-Rate Borrowing begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month, (c) if Borrower is required to pay any of a LIBOR-Rate Borrowing before the end of its Interest Period in order to comply with the payment provisions of the Loan Documents, Borrower shall also pay any related Funding Loss and (d) no more than five Interest Periods may be in effect at one time.

     Section 3.10 Conversions. Subject to the dollar limits of Section 2.1(b) and provided that Borrower may not convert to or select a new Interest Period for a LIBOR-Rate Revolving Borrowing at any time when a Default or Potential Default exists, Borrower may (a) convert a LIBOR-Rate Revolving Borrowing on the last day of the applicable Interest Period to a Base-Rate Revolving Borrowing, (b) convert a Base-Rate Revolving Borrowing at any time to a LIBOR-Rate Revolving Borrowing and (c) elect a new Interest Period for a LIBOR-Rate Revolving Borrowing. That election may be made by telephonic request to Agent no later than 10:00 a.m. on the third Business Day before the conversion date or the last day of the Interest Period, as the case may be (for conversion to a LIBOR-Rate Revolving Borrowing or election of a new Interest Period), and no later than 10:00 a.m. on the last day of the Interest Period (for conversion to a Base-Rate Revolving Borrowing). Borrower shall provide a Conversion Notice to Agent no later than two days after the date of the conversion or election. Absent Borrower’s telephonic request for conversion or election of a new Interest Period or if a Default or Potential Default exists, then, a LIBOR-Rate Revolving Borrowing shall be deemed converted to a Base-Rate Revolving Borrowing effective when the applicable Interest Period expires. Notwithstanding anything to the contrary contained herein, Borrower may not convert a Term Borrowing into a Revolving Borrowing.

     Section 3.11 Order of Application.

               (a) No Default. If no Default or Potential Default exists, any payment shall be applied to the Obligation — except as otherwise specifically provided in the Loan Documents — in the order and manner as Borrower directs.

               (b) Default. If a Default or Potential Default exists or if Borrower fails to give direction, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Agent has not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date), (ii) to all fees and expenses for which any Lender has not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date), (iii) pro rata to (A) the payment of the Principal Debt, and accrued but unpaid interest thereon, (B) any LC reimbursement obligations that are due and payable and that remain unfunded by any Borrowing under the Revolving Facility, (C) any Debts, liabilities, or obligations owed by any Company to any Lender or its one or more Affiliates under any Swap Agreement and (D) as a deposit with Agent, for the benefit of Lenders, as security for and payment of any subsequent LC reimbursement obligations and (iv) to the remaining Obligation in the order and manner Determining Lenders deem appropriate.

               (c) Pro Rata. Each payment or prepayment shall be distributed to each Lender in accordance with its Pro Rata Part of that payment or prepayment.

     Section 3.12 Sharing of Payments, Etc. If any Lender obtains any payment or prepayment with respect to the Obligation (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.13) that exceeds the part of that payment or prepayment that it is then entitled to receive under the Loan Documents, then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess payment or prepayment ratably with each other Lender. If all or any portion of any excess payment or prepayment is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

     Section 3.13 Offset. If a Default exists, each Lender is entitled to exercise (for the benefit of all Lenders in accordance with Section 3.12) the Rights of offset and banker’s Lien against each and every account and other property, or any interest therein, that any Company may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed (directly or participated) to it.

     Section 3.14 Booking Borrowings. To the extent permitted by Law, any Lender may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates. However, no Affiliate or branch is entitled to receive any greater payment under Section 3.16 than the transferor Lender would have been entitled to receive with respect to those Borrowings, and a transfer may not be made if, as a direct result of it, Section 3.15 or Section 3.17 would apply to any of the Obligation. If any of the conditions of Section 3.16 or Section 3.17 ever apply to a Lender, that Lender shall carry or transfer its Borrowings at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates so long as the transfer is consistent with the other provisions of this section, does not create any burden or adverse circumstance for that Lender that would not otherwise exist, and eliminates the conditions of Section 3.16 or Section 3.17 as applicable.

     Section 3.15 Basis Unavailable for LIBOR Rate. If, on or before any date when a LIBOR Rate is to be determined for a Borrowing, Agent reasonably determines that the basis for determining the applicable rate is not available, then Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Borrowing shall bear interest at the sum of the Base Rate plus the Applicable Margin. Until Agent notifies Borrower that those circumstances no longer exist, Lenders’ commitments under this agreement to make, or to convert to, LIBOR-Rate Borrowings, as the case may be, are suspended.

     Section 3.16 Additional Costs. Each Lender severally and not jointly agrees to notify Agent, the other Lenders, and Borrower within 180 days after it has actual knowledge that any circumstances exist that would give rise to any payment obligation by Borrower under clauses (a) through (c) below. Although no Lender shall have any liability to Agent, any other Lender, or any Company for its failure to give that notice, Borrower is not obligated to pay any amounts under those clauses that arise, accrue, or are imposed more than 180 days before that notice to the extent it is applicable to those amounts. Any Lender demanding payment of any additional costs under this section must generally be making similar demand for similar additional costs under credit agreements to which it is party that contain similar provisions to this section.

               (a) Reserves. With respect to any or LIBOR-Rate Borrowing (i) if any present or future Law imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any Tribunal results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, or special reserves) be maintained (other than any reserve included in the Reserve Requirement), and if (ii) those reserves reduce any sums receivable by that Lender under this agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR-Rate Borrowing, then (iii) that Lender (through Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error) and (iv) Borrower shall pay that amount to that Lender within five Business Days after demand. The provisions of and undertakings and indemnification in this clause (a) survive the satisfaction and payment of the Obligation and termination of this agreement.

               (b) Capital Adequacy. With respect to any Commitment, Borrowing or LC if any present or future Law regarding capital adequacy or compliance by Agent (as issuer of LCs) or any Lender with any request, directive, or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method in apportioning such costs to its customers generally), then (unless the effect is already reflected in the rate of interest then applicable under this agreement) Agent or that Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall pay that amount to Agent or that Lender within five Business Days after demand. The provisions of and undertakings and indemnification in this clause (b) shall survive the satisfaction and payment of the Obligation and termination of this agreement.

               (c) Taxes. Subject to Section 3.19, any Taxes payable by Agent or any Lender or ruled (by a Tribunal) payable by Agent or any Lender in respect of this agreement or any other Loan Document shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any except for Taxes payable on or measured by the overall net income of Agent or that Lender (or Agent or that Lender, as the case may be, together with any other Person with whom Agent or that Lender files a consolidated, combined, unitary, or similar Tax return) and except for interest and penalties incurred as a result of the gross negligence or willful misconduct of Agent or any Lender). Agent or that Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall pay that amount to Agent for its account or the account of that Lender, as the case may be within five Business Days after demand. If Agent or that Lender subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

     Section 3.17 Change in Laws. If any Law makes it unlawful for any Lender to make or maintain LIBOR-Rate Borrowings, then that Lender shall promptly notify Borrower and Agent, and (a) as to undisbursed funds, that requested Borrowing shall be made as a Base-Rate Borrowing and (b) as to any outstanding Borrowing (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to a Base-Rate Borrowing as of the date of notice, in which event Borrower will not be required to pay any related Funding Loss, or (ii) if not prohibited by Law, the Borrowing shall be converted to a Base-Rate Borrowing as of the last day of the applicable Interest Period or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Borrowing, without penalty but with related Funding Loss.

     Section 3.18 Funding Loss. Borrower shall indemnify each Lender against, and pay to it upon demand, any Funding Loss of that Lender. When any Lender demands that Borrower pay any Funding Loss, that Lender shall deliver to Borrower and Agent a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification in this section survive the satisfaction and payment of the Obligation and termination of this agreement.

     Section 3.19 Foreign Lenders, Participants, and Assignees. Each Lender, Participant (by accepting a participation interest under this agreement), and Assignee (by executing an Assignment) that is not organized under the Laws of the United States of America or one of its states (a) represents to Agent and Borrower that (i) no Taxes are required to be withheld by Agent or Borrower with respect to any payments to be made to it in respect of the Obligation and

(ii) it has furnished to Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, or any other form acceptable to Agent and Borrower that entitles it to a complete exemption from U.S. federal withholding Tax on all interest payments under the Loan Documents and (b) covenants to (i) provide Agent and Borrower a new Form W-8BEN or W-8ECI, or other form acceptable to Agent upon the expiration or obsolescence according to Law of any previously delivered form, duly executed and completed by it, entitling it to a complete exemption from U.S. federal withholding Tax on all interest and fee payments under the Loan Documents and (ii) comply from time to time with all Laws with regard to the withholding Tax exemption. If any of the foregoing is not true at any time or the applicable forms are not provided, then Borrower and Agent (without duplication) may deduct and withhold from interest and fee payments under the Loan Documents any Tax at the maximum rate under the Code or other applicable Law, and amounts so deducted and withheld shall be treated as paid to that Lender for all purposes under the Loan Documents.

ARTICLE IV
FEES

     Section 4.1 Treatment of Fees. The fees described in this Article IV (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this agreement, (c) are payable in accordance with Section 3.1, (d) are non-refundable and (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate.

     Section 4.2 Fees to Agent and Affiliates. Borrower shall pay to Agent, and its Affiliates as Agent may designate, the fees and other amounts described in the letter agreement (as it may be renewed, extended, or modified) of even date herewith between Borrower and Agent and any other letter agreement (as it may be renewed, extended, or modified) between Borrower and Agent. Those fees are solely for the account of Agent and its Affiliates except to the extent that Agent may unilaterally agree in writing with any Lender in respect of the sharing of such fees.

     Section 4.3 LC Fees. As an inducement for the issuance (including, without limitation, the extension) of each LC, Borrower agrees to pay to the Issuing Lender:

               (a) For the account of each Lender according to each Lender’s Revolving Commitment Percentage on the day the fee is payable for a standby LC, an issuance fee equal to the greater of (i) $500.00 or (ii) a per annum rate equal to the Applicable Margin for LIBOR-Rate Revolving Borrowings in effect on the date of issuance, payable quarterly in arrears, of the average-face amount of that LC during each applicable quarterly period.

               (b) For the account of the Issuing Lender a fronting fee of 0.125% of the face amount of the LC , payable on the date of issuance.

     Section 4.4 Revolving Commitment Fee. From and after the date of this agreement, Borrower shall pay to Agent a revolving commitment fee for Lenders according to each Lender’s Revolving Commitment Percentage. The fee is payable as it accrues on the last day of each March, June, September, and December — commencing on the first of those dates that follows the date of this agreement — and on the Termination Date. Each payment of the fee is equal to the following, determined for the calendar quarter (or portion of a calendar quarter commencing on the date of this agreement or ending on the Termination Date) preceding and including the date it is due: From the date of this agreement until the Termination Date, the product of (i) the Applicable Percentage times (ii) the amount by which (x) the lesser of the Borrowing Base or the total Revolving Commitments exceeds (y) the sum of the average-daily Revolving Principal Debt under the Revolving Notes plus the average-daily LC Exposure, times (iii) a fraction with the number of days in the applicable quarter or portion of it as the numerator and 360 as the denominator.

ARTICLE V
SECURITY

     Section 5.1 Guaranty. Borrower shall cause Goodrich and all of Goodrich’s present and future Subsidiaries — whether now existing or in the future formed or acquired as permitted by the Loan Documents — that are Restricted Companies to unconditionally guarantee the full payment and performance of the Obligation by execution of a written guaranty agreement in form and substance satisfactory to Agent.

     Section 5.2 Collateral. Borrower shall cause full payment and performance of the Obligation to be secured by Lender Liens on all of the items and types of property — (together with the additional collateral described in Section 2.4(g) and Section 5.3, if any, and the cash and non-cash proceeds of all of the foregoing, the “Collateral”) — described in the present and future Loan Documents creating Lender Liens (said documents and any documents and instruments from time to time amending or supplementing the same are herein sometimes collectively called the “Collateral Documents”), including, without limitation all such property described in the Collateral Documents listed on Schedule 6 to this agreement.

     Section 5.3 Collateral Account. In order to secure further the performance by Borrower of the Obligation and to effect and facilitate Agent’s right of offset, immediately following Agent’s request, Borrower shall, and shall cause the other Restricted Companies to, execute such forms, authorizations, documents and instruments, and do such other things, as Agent shall request, in order to require that pipeline companies, operators of the Mortgaged Properties and others (collectively, the “Purchasers”) purchasing (or acting as agents for, or making payments on behalf of, those purchasing) the oil, gas and other minerals produced or to be produced from, or relating to, the Mineral Interests deliver to a post office box number specified by Agent all royalties, production payments, checks, cash, proceeds and monies now or hereafter payable by the Purchasers (or any of them) on account of oil, gas or other minerals produced from or relating to the Mineral Interests or otherwise with respect to the Mineral Interests. Borrower agrees that all such royalties, payments and monies delivered to such post office box shall be deposited by Agent in a cash collateral account at Agent styled “Goodrich Petroleum Company, L.L.C. Production Account.” After the occurrence of a Default, Borrower shall, upon receipt, deposit in the Goodrich Petroleum Company, L.L.C. Production Account all such royalties, payments and monies which any Restricted Company receives directly from the Purchasers. Each Restricted Company hereby irrevocably authorizes and directs Agent to charge from time to time after the occurrence of a Default, the Goodrich Petroleum Company, L.L.C. Production Account and any other accounts of such Restricted Company at Agent or any Lender for amounts due to the Lenders hereunder and under the Notes. After the occurrence of a Default, Agent is hereby authorized, in its own name or the name of any Restricted Company, to notify any or all parties obligated to such Restricted Company with respect to the Mineral Interests to make all payments due or to become due thereon directly to Agent, or such other person or officer as Agent may require whereupon the power and authority of Borrower to collect the same in the ordinary course of its business shall be deemed to be immediately revoked and terminated. With or without such general notification, after the occurrence of a Default, Agent may take or bring in any Restricted Company’s name or that of Agent all steps, actions, suits or proceedings deemed by Agent necessary or desirable to effect possession or collection of payments, may complete any contract or agreement of such Restricted Company in any way related to any of the Mineral Interests, may make allowances or adjustments related to the Mineral Interests, may compromise any claims related to the Mineral Interests or may issue credit in its own name or the name of such Restricted Company. Regardless of any provision hereof, however, Agent shall never be liable for its failure to collect or for its failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Mineral Interests or sums due or paid thereon, nor shall it or they be under any obligation whatsoever to anyone by virtue of its security interests and liens relating to the Mortgaged Properties.

     Agent is hereby authorized and empowered on behalf of such Restricted Company to endorse the name of any Restricted Company upon any check, draft, instrument, receipt, instruction or other document or items, including, but not limited to, all items evidencing payment upon any indebtedness of any Person to such Restricted Company coming into Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. Agent is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions or other documents, agreements or items on behalf of any Restricted Company, either before or after demand of payment on the Notes, as shall be deemed by Agent to be necessary or advisable, in the sole discretion of Agent, to protect its security interests and liens in the Mineral Interests or the repayment of the Obligation, and Agent shall not incur any liability in connection with or arising from its exercise of such power of attorney.

     Borrower acknowledges that all funds so transferred into the Goodrich Petroleum Company, L.L.C. Production Account shall be the property of the Restricted Companies only and not subject to any claim by any party other than Agent, for the benefit of the Lenders.

     Section 5.4 Further Assurances. Borrower covenants and agrees that the Lender Liens otherwise described in Section 5.2 and, when required, Section 2.4(g) and Section 5.3 must be created and perfected as a condition to funding any Borrowings or the issuance of any LC. Furthermore, Borrower shall — and shall cause each other appropriate Company to — perform the acts, duly authorize, execute, acknowledge, deliver, file, and record any additional writings, and pay all filings fees and costs as Agent or Determining Lenders may reasonably deem appropriate or necessary to perfect and maintain the Lender Liens and preserve and protect the Rights of Agent and Lenders under any Loan Document.

     Section 5.5 Release of Collateral.

               (a) Whenever no Lender has any commitment to extend credit under any Loan Document and the Obligation has been fully paid and performed, Agent shall, upon Borrower’s written request and at Borrower’s cost and expense, cause the Lender Liens on all Collateral to be released.

               (b) In connection with any sale or other disposition of assets permitted by Section 9.10, Agent shall, upon Borrower’s request and at Borrower’s cost and expense, release the Lender Liens on the assets sold or disposed of.

ARTICLE VI
CONDITIONS PRECEDENT

     No Lender is obligated to fund the initial Borrowing or issue any LC unless Agent has received all of the items described in Part A on Schedule 6. In addition, no Lender is obligated to fund (as opposed to continue or convert) any Borrowing or issue any LC unless on the applicable Borrowing Date, or issue date (and after giving effect to the requested Borrowing or LC), as the case may be: (a) Agent (and the Issuing Lender, if applicable) timely receives a Borrowing Request or LC Request (together with the applicable LC Agreement), as the case may be, (b) the Issuing Lender receives any applicable LC fee then due and payable, (c) all of the representations and warranties of the Companies in the Loan Documents are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this agreement), (d) no Material Adverse Event, Default, or Potential Default exists, (e) no Borrowing-Base Deficiency will exist after giving effect to the Borrowing or LC issuance, (f) in the case of an Additional Term Borrowing, such Lender has agreed in writing to fund such Additional Term Borrowing in accordance with Section 2.2(b), and (g) no limitation in Section 2.1 or Section 2.4 is exceeded. Each Borrowing Request and LC Request, however delivered, constitutes Borrower’s representation and warranty that the conditions in clauses (c) through (g) above are satisfied. Upon Agent’s or any Lender’s reasonable request, Borrower shall deliver to Agent or such Lender evidence substantiating any of the matters in the Loan Documents that are necessary to enable Borrower to qualify for the Borrowing or LC, as the case may be. Each condition precedent in this agreement (including, without limitation, those on Schedule 6) is material to the transactions contemplated by this agreement, and time is of the essence with respect to each condition precedent.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Agent and Lenders as follows:

     Section 7.1 Purpose and Regulation U.

               (a) Borrower will use LCs for general corporate purposes and the proceeds of the (i) Revolving Facility for the Restricted Companies’ working capital, for acquisition and development of Mineral Interests and for other general corporate purposes and (ii) Term Facility for the exploration, development and exploitation of oil and gas, principally for its drilling activities in Rusk and Panola Counties, Texas and Caddo and DeSoto Parishes, Louisiana.

               (b) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any LC draft or drawing or Borrowing will be used, directly or indirectly, for a purpose that violates any Law, including, without limitation, Regulation U.

     Section 7.2 Corporate Existence, Good Standing, and Authority. Each Restricted Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation. Each Restricted Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (each of which jurisdictions is identified on Schedule 6). Each Restricted Company possesses all requisite authority and power to conduct its business as is now being conducted and as proposed under the Loan Documents to be conducted and to own and operate its assets as now owned and operated and as proposed to be owned and operated under the Loan Documents.

     Section 7.3 Subsidiaries and Names. Schedule 7.3 — as supplemented from time to time by written notice from Borrower to Agent and Lenders specifically referring to that schedule and this section and reflecting changes to that schedule as a result of transactions permitted by the Loan Documents — describes (a) all of Goodrich’s direct and indirect Subsidiaries, (b) all Restricted Companies, (c) every name or trade name used by each Restricted Company during the five-year period before the date of this agreement and (d) every change of each Subsidiary’s name and jurisdiction of organization or formation during the four-month period before the date of this agreement. All of the outstanding shares of capital stock (or similar voting interests) of Borrower’s Subsidiaries are (a) duly authorized, validly issued, fully paid, and nonassessable, (b) owned of record and beneficially as described in that schedule or those writings, free and clear of any Liens (provided that applicable Permitted Liens may exist, however, no intention to subordinate the first priority Lien granted in favor of Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens) and (c) not subject to any warrant, option, or other acquisition Right of any Person or subject to any transfer restriction except restrictions imposed by securities Laws and general corporate Laws.

     Section 7.4 Authorization and Contravention. The execution and delivery by each Restricted Company of each Loan Document to which it is a party and the performance by it of its obligations under those Loan Documents (a) are within its corporate power, (b) have been duly authorized by all necessary corporate action, (c) require no action by or filing with any Tribunal (except any action or filing that has been taken or made on or before the Closing Date), (d) do not violate any provision of its charter or bylaws and (e) do not violate any provision of Law applicable to it or any material agreement to which it is a party except violations that individually or collectively are not a Material Adverse Event.

     Section 7.5 Binding Effect. Upon execution and delivery by all parties to it, each Loan Document will constitute a legal and binding obligation of each Restricted Company party to it, enforceable against it in accordance with that Loan Document’s terms except as that enforceability may be limited by Debtor Laws and general principles of equity.

     Section 7.6 Financials and Existing Debt. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the Companies’ consolidated financial condition, results of operations, and cash flows as of, and for the portion of the fiscal year ending on their dates (subject only to normal year-end adjustments for interim statements). All material liabilities of the Companies as of those dates are reflected in those Current Financials or in the notes to them or have otherwise been disclosed to Lenders in writing. Except for transactions directly related to, specifically contemplated by, or expressly permitted by the Loan Documents (a) no material adverse changes have occurred in the Companies’ consolidated financial condition from that shown in the Current Financials and (b) no Company has incurred any material liability except Debt that is not prohibited by the Loan Documents.

     Section 7.7 [Reserved]

     Section 7.8 Solvency. On each Borrowing Date and the date any LC is issued, each Restricted Company is — and after giving effect to the requested Borrowing or LC will be — Solvent.

     Section 7.9 Litigation. Except as disclosed on Schedule 7.9 and matters covered (subject to reasonable and customary deductible and retention) by insurance or indemnification agreements (a) no Restricted Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to any Restricted Company and, if so adversely determined, is a Material Adverse Event and (b) no outstanding and unpaid judgments against any Restricted Company exist.

     Section 7.10 Taxes. Except where not a Material Adverse Event (a) all Tax returns of each Restricted Company required to be filed have been filed (or extensions have been granted) before delinquency and (b) all Taxes imposed upon each Restricted Company that are due and payable have been paid before delinquency except as being contested as permitted by Section 8.5.

     Section 7.11 Environmental Matters. Except as disclosed on Schedule 7.11:

               (a) No consent or other approval of — or declaration or other filing with — any Tribunal is required under any Environmental Law in connection with any transaction contemplated by the Loan Documents.

               (b) Except where adequately covered by an Environmental Indemnity Agreement or where not a Material Adverse Event, none of the following are present at any Real Property (including, without limitation, the Leases and the Mineral Interests) of any Restricted Company in violation of any Environmental Law: (i) Any asbestos or asbestos-containing material, (ii) any underground or aboveground storage tank or tank system subject to regulation under any Environmental Law or (iii) any electrical or other fixtures or equipment containing polychlorinated biphenyls.

               (c) Except where adequately covered by an Environmental Indemnity Agreement or where not a Material Adverse Event, no unreported Release of any Hazardous Substance has occurred at or in the vicinity to any Real Property (including, without limitation, the Leases and the Mineral Interests) (i) in a quantity that requires any report or other notice to any Tribunal under any Environmental Law or (ii) that has resulted or that threatens to result in the presence of any Hazardous Substance in the environment in a quantity, concentration, state, or other condition that exceeds any applicable standard for the protection of human health or the environment under any Environmental Law.

               (d) Except where not a Material Adverse Event, no Real Property (including, without limitation, the Leases and the Mineral Interests) has been used for the storage (other than short-term storage not requiring an Environmental Permit), treatment, or disposal of any Hazardous Substance in any amounts that are reasonably likely to result in any Environmental Liabilities or violation of any Environmental Law while owned or operated by any Company or any Predecessor.

               (e) Except where adequately covered by an Environmental Indemnity Agreement or where not a Material Adverse Event, no Restricted Company or Predecessor is — or has received any notice from any Tribunal during the last five years that it is — potentially liable for any removal, remediation, or other response costs under any Environmental Law as the result of the Release or threatened Release of any Hazardous Substance.

               (f) No Company knows of any material error or omission in any Environmental Report delivered to Agent or any Lender.

     Section 7.12 Employee Plans. Except where not a Material Adverse Event (a) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (b) no Company has incurred liability — except for liabilities for premiums that have been paid or that are not past due — under ERISA to the PBGC in connection with any Employee Plan, (c) no Company has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no Company has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations, (f) no Company or Affiliate of any Company has any liability under or is subject to any Lien under ERISA or the Code to or on account of any employee benefit plan, program, scheme, or arrangement established or maintained by any Company or Affiliate of any Company or to which any Company or any Affiliate of any Company contributes or had an obligation to contribute, (g) each Employee Plan complies in all material respects, both in form and operation, with ERISA and the Code and (h) no Multiemployer Plan is in reorganization within the meaning of § 418 of the Code.

     Section 7.13 Properties; Liens. Each Restricted Company has indefeasible title to the Mortgaged Properties and all of its other property reflected on the Current Financials as being owned by it except for property that is obsolete or that has been disposed of in the ordinary course of business between the date of the Current Financials and the date of this agreement or, after the date of this agreement, as permitted by Section 9.10 or Section 9.11. No Lien exists on any property (including, without limitation, the Mortgaged Properties) of any Company (provided that applicable Permitted Liens may exist, however, no intention to subordinate the first priority Lien granted in favor of Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens). No Restricted Company is party or subject to any agreement, instrument, or order which in any way restricts any Restricted Company’s ability to allow Liens to exist upon any of its assets except relating to Permitted Liens (provided that no intention to subordinate the first priority Lien granted in favor of Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens). The provisions of each Collateral Document are effective to create in favor of Agent for the ratable benefit of the Lenders, a legal, valid and enforceable Lender Lien in all right, title and interest of the Restricted Companies in the Collateral described therein, which Lender Liens shall constitute fully perfected first-priority Liens on all right, title and interest of the Restricted Companies in the Collateral described therein (provided that applicable Permitted Liens may exist, however, no intention to subordinate the first priority Lien granted in favor of Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens). No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission or any other Tribunal exist which could result in the Restricted Companies being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Properties. No Restricted Company (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Properties at some future date without receiving full payment therefor at the time of delivery and (b) has produced gas, in any material amount, subject to, and is, nor is any of the Mortgaged Properties, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which such Restricted Company has established monetary reserves adequate in an amount to satisfy such obligations and has segregated such reserves from other accounts.

     Section 7.14 Government Regulations. No Restricted Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

     Section 7.15 Transactions with Affiliates. Except for transactions with other Restricted Companies and as otherwise disclosed on Schedule 7.15, no Restricted Company is a party to a material transaction with any of its Affiliates except transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

     Section 7.16 Debt. No Restricted Company has any Debt except Permitted Debt.

     Section 7.17 Leases. Except where not a Material Adverse Event (a) each Restricted Company enjoys peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of those properties and assets and (b) all material leases under which any Restricted Company is a lessee are in full force and effect, and no default — or event that, with notice, time lapse, or both, would become a default — exists. The leases which underlie or constitute part of the Mineral Interests (the “Leases”) are in full force and effect, and no Restricted Company nor any other person has defaulted on any of its obligations thereunder so as to impair the value of such Leases.

     Section 7.18 Labor Matters. Except where not a Material Adverse Event (a) no actual or threatened strikes, labor disputes, slow downs, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Real Property exist, (b) hours worked by and payment made to the employees of any Restricted Company or any Predecessor have not been in violation of the Fair Labor Standards Act or any other applicable Laws pertaining to labor matters, (c) all payments due from any Restricted Company for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books and (d) the business activities and operations of each Company are in compliance with OSHA and other applicable health and safety Laws.

     Section 7.19 Intellectual Property. Except where not a Material Adverse Event (a) each Restricted Company owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this agreement, (b) each Restricted Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others and (c) no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Restricted Company exists.

     Section 7.20 Full Disclosure. Each material fact or condition relating to the Loan Documents or any Restricted Company’s financial condition, business, or property has been disclosed in writing to Agent. All information previously furnished to Agent by or at the direction of a Responsible Officer or the General Counsel of or the attorneys for Borrower in connection with the Loan Documents was — and all information furnished to Agent in the future by or at the direction of a Responsible Officer or the General Counsel of or the attorneys for Borrower will be — true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

     Section 7.21 Estimated Oil and Gas Reserves. Borrower has heretofore delivered to Agent copies of all requested reports (prepared by independent consulting engineers), which have been obtained by the Restricted Companies and concern the estimated oil and gas reserves and future net revenues attributable to the Mineral Interests. The statements of fact contained in said reports with respect to the character and ownership of the Mineral Interests (including, without limitation, the revenue interest and working interest of the Restricted Companies stated therein) and the other factual data furnished by the Restricted Companies as a basis for the estimates set forth therein are true and correct and do not omit any material fact necessary to make said statements not misleading.

     Section 7.22 Working Interest. The Restricted Companies own a “working interest” in each of the Mortgaged Properties which is not greater than the interest specified in the description of such property in the Collateral Documents, with the term “working interest”, as used herein, meaning the right to explore for, drill and produce oil, gas or other minerals, whether such right is created by lease or otherwise, and being equivalent to the proportionate part of the cost of exploration, development and marketing of oil, gas and other minerals borne by the Restricted Companies with respect to each respective property.

     Section 7.23 Net Revenue Interest. The Restricted Companies own a “net revenue interest” in each of the Mortgaged Properties which is not less than the interest specified in the description of such property in the Collateral Documents, with the term “net revenue interest”, as used herein, meaning the proportionate share of the production of oil, gas or other minerals to which the Restricted Companies are entitled after deduction of all royalties, overriding royalties and other interests payable from or measured by production.

     Section 7.24 Burdensome Contracts. No Restricted Company is a party to, or bound by, nor are any of the Mineral Interests or Mortgaged Properties subject to, any contract, agreement or other arrangement which would result in a Material Adverse Event.

     Section 7.25 Regulatory Defects. As of the date hereof, Borrower has advised Agent, in writing, of all regulatory defects of which the Restricted Companies have been advised or have actual knowledge with respect to the ownership or operation of the Mortgaged Properties. No such regulatory defect results in a Material Adverse Event or affects the Restricted Companies intended operation of any of the Mineral Interests or the value of the sale of production therefrom.

     Section 7.26 Agreements Affecting Mineral Interests. Borrower has advised Agent of, and delivered (to the extent requested by Agent) true and correct copies to Agent of, all material operating agreements, pooling or unitization agreements, sales or processing contracts, restrictions, preferential purchase right agreements, farm-out, drilling and/or development agreements, pipeline transportation agreements, gas purchase or other marketing agreements, Swap Agreements and other material agreements which pertain to the Mineral Interests, the operation thereof or the disposition of production attributable thereto.

     Section 7.27 Locations of Business, Offices. The principal place of business and chief executive office of the each Restricted Company is located at the address of Borrower, set forth next to its name on the signature pages hereof or at such other location as Borrower may have, by proper written notice hereunder, advised Agent and the Lenders, provided that such other location of Borrower or other Restricted Company is within a state in which appropriate financing statements from Borrower or other Restricted Company, as applicable, in favor of Agent have been filed.

ARTICLE VIII
AFFIRMATIVE COVENANTS

     For so long as any Lender is committed to lend or issue LCs under this agreement and until the Obligation has been fully paid and performed, Borrower covenants and agrees with Agent and Lenders that, without first obtaining Agent’s written notice of Determining Lenders’ consent to the contrary:

     Section 8.1 Certain Items Furnished. Borrower shall furnish or cause to be furnished, the following to each Lender:

               (a) Annual Financials, Etc. Promptly after preparation but no later than 120 days after the last day of each fiscal year of Goodrich, Financials showing the Companies’ consolidated financial condition and results of operations as of, and for the year ended on, that last day, accompanied by (i) the opinion, without material qualification, of KPMG LLP or other firm of nationally-recognized independent certified public accountants reasonably acceptable to Determining Lenders, based on an audit using generally accepted auditing standards, that the Financials were prepared in accordance with GAAP and present fairly, in all material respects, the Companies’ consolidated financial condition and results of operations and (ii) a Compliance Certificate.

               (b) Quarterly Financials, Etc. Promptly after preparation but no later than 45 days after the last day of each of the first three fiscal quarters of Goodrich each year, Financials showing the Companies’ consolidated financial condition and results of operations for that fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied by a Compliance Certificate.

               (c) Reserve Report(s).

                    (i) Borrower shall deliver to Agent and each Lender no later than March 1 of each year during the term of this agreement, engineering reports in form and substance acceptable to the Lenders prepared and certified by Coutret and Associates or such other nationally-recognized or regionally-recognized independent consulting petroleum engineers acceptable to the Lenders setting forth (A) the proven producing, non-producing and undeveloped oil and gas reserves (separately classified as such) attributable to the Mineral Interests as of December 31 of the preceding year, (B) the aggregate present value determined on the basis of stated pricing assumptions, of the future net income with respect to such Mineral Interests, discounted at a stated per annum discount rate, (C) projections of the annual rate of production, gross income and net income with respect to such reserves and (D) information with respect to any “take or pay,” “prepayment” and gas balancing liabilities of the Restricted Companies.

                    (ii) Borrower shall deliver to Agent and each Lender no later than September 1 of each year during the term of this agreement, a supplement to the most recent year-end Reserve Report, satisfactory to Agent, prepared by or under the supervision of the chief petroleum engineer of Borrower and containing an update through June 30 of such year of the information described in Subsection 8.1(c)(i)(A)-(D) to reflect changes from the most recent year-end Reserve Report delivered pursuant to Subsection 8.1(c)(i).

                    (iii) Each of the reports provided pursuant to this Section shall be submitted to Agent and each Lender together with a certificate of a Responsible Officer certifying that such report is true and correct in all material respects and stating the value of the Mortgaged Properties as a percentage of all Mineral Interests based on the information contained therein, and with additional data as Agent or any Lender may reasonably request concerning pricing, quantities of production from the Mortgaged Properties, purchasers of production and engineering and geological data.

               (d) Production Information; Hedging Reports. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 8.1(a) and (b), a production and operations report for the relevant quarterly period in the form of Exhibit B hereto, and a detailed summary of the material terms of each Swap Agreement to which any Company is a party, in form and substance satisfactory to Agent, and including, without limitation, the term, notional amounts, fixed and floating prices and payors, credit support, and the current mark-to-market value of each transaction and accompanied by copies of all transaction confirmations, modifications or other documentation executed or delivered in connection therewith during such quarterly period, each duly completed and certified by a Responsible Officer.

               (e) Other Reports. Promptly after preparation and distribution, accurate and complete copies of all reports and other material communications about material financial matters or material corporate plans or projections by or for any Company for distribution to any Tribunal or any existing or potential creditor (i) including, without limitation, each Form 10-K, 10-Q, and S-8 filed with the Securities and Exchange Commission but (ii) excluding (A) credit, trade, and other reports prepared and distributed in the ordinary course of business and (B) information otherwise furnished to Agent and Lenders under this agreement. Promptly upon Agent’s request therefor, copies of (i) any statements or other reports describing reserves, future income or value attributable to any of the Mineral Interests and monthly production reports filed with the Minerals Management Service by the operator of any of the Mortgaged Properties, (ii) all material operating agreements, pooling or unitization agreements, sales or processing contracts, restrictions, preferential purchase right agreements, drilling and/or development agreements, pipeline transportation agreements and other material agreements which pertain to the Mineral Interests, the operation thereof or the disposition of production attributable thereto and (iii) all reports, forms and other documents and data submitted by Borrower to the United States Department of the Interior Bureau of Land Management Minerals Management Service, the Louisiana Oil Conservation Commission, United States Department of Energy, United States Federal Energy Regulatory Commission, the Texas Railroad Commission or other Tribunal, concerning the operation of, drilling of wells on, sale of production from, or the prices received for the sale of production from, the Mineral Interests.

               (f) Employee Plans. As soon as possible and within 30 days after Borrower knows that any event which would constitute a reportable event under Section 4043(b) of Title IV of ERISA with respect to any Company’s employee pension or other benefit plan subject to ERISA has occurred, or that the PBGC has instituted or will institute proceedings under ERISA to terminate that plan, deliver a certificate of a Responsible Officer of Borrower setting forth details as to that reportable event and the action which the Companies propose to take with respect to it, together with a copy of any notice of that reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute those proceedings or any notice to the PBGC that the plan is to be terminated, as the case may be. For all purposes of this section, Borrower is deemed to have all knowledge or knowledge of all facts attributable to the plan administrator under ERISA.

               (g) Other Notices. Promptly after Borrower has knowledge of, but in any event prior to five days after the occurrence of any of the following events, notice of (i) the existence and status of any Litigation that is reasonably likely to be adversely determined and, if determined adversely to any Company, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document, (iii) a Default or Potential Default, specifying the nature thereof and what action the Companies have taken, are taking, or propose to take or (iv) claims made against any Restricted Company by any Person in excess of $100,000, other than for accounts payable in the ordinary course of business.

               (h) Certificate of Responsible Officer—Total Debt. Upon (A) any change to Total PV (whether pursuant to a scheduled redetermination, an additional special redetermination or other adjustment pursuant to Section 2.7 or otherwise) or (B) the incurrence of any Debt of the types described in the definition of “Total Debt” by Borrower or any other Restricted Company, Borrower will promptly, but in any event within fifteen (15) days after any such event, deliver to Agent a certificate of a Responsible Officer of Borrower setting forth the Total Debt and the Total PV, both prior to and after giving effect to such event, and demonstrating compliance with Section 10.4.

               (i) Other Information. Promptly when reasonably requested by Agent or any Lender, such information (not otherwise required to be furnished under this agreement) about any Company’s business affairs, assets, and liabilities.

     Section 8.2 Use of Credit. Borrower shall use LCs and the proceeds of Borrowings only for the purposes represented in this agreement.

     Section 8.3 Books and Records. Each Company shall maintain books, records, and accounts necessary to prepare Financials in accordance with GAAP.

     Section 8.4 Inspections. Upon reasonable request, each Company shall allow Agent or any Lender (or their respective Representatives) to inspect any of its properties, to review reports, files, and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours. Any reviews and investigations shall be limited to matters relevant to the present or future financial condition of the Companies and their compliance with — or ability to comply with — the Loan Documents.

     Section 8.5 Taxes. Each Restricted Company shall promptly pay when due any and all Taxes except Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien has been and continues to be stayed.

     Section 8.6 Payment of Obligation. Each Restricted Company shall promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being contested in good faith by appropriate proceedings).

     Section 8.7 Expenses. Within five (5) Business Days of demand by Agent, Borrower shall pay (a) all costs, fees, and expenses paid or incurred by Agent incident to any Loan Document (including, without limitation, the reasonable fees and expenses of Agent’s counsel in connection with the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent), (b) all other out-of-pocket costs and expenses paid or incurred by Agent in connection with the normal, ongoing administration, of this agreement and the other Loan Documents, including, without limitation, independent insurance reviews, environmental assessments or third party engineering support and (c) all reasonable costs and expenses incurred by Agent or any Lender in connection with the enforcement of the obligations of any Restricted Company under the Loan Documents or the exercise of any Rights under the Loan Documents (including, without limitation, reasonable allocated costs of in-house counsel, other reasonable attorneys’ fees, and court costs), all of which are part of the Obligation, bearing interest, if not paid when due at the Default Rate until paid.

     Section 8.8 Maintenance of Existence, Assets, and Business. Each Restricted Company shall (a) except in connection with dispositions permitted under Section 9.10 and mergers and consolidations permitted under Section 9.11, maintain its corporate existence and good standing in its state of incorporation as of the Closing Date and (b) (i) maintain its authority to transact business and good standing in all other states where required or necessary for its business, (ii) maintain all licenses, permits, and franchises (including, without limitation, Environmental Permits) necessary for its business and (iii) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

     Section 8.9 Insurance. Each Restricted Company shall, at its cost and expense, maintain with financially sound, responsible, and reputable insurance companies or associations — or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates — insurance concerning its properties and businesses against casualties, risks and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. Each such policy of insurance shall name Agent as an additional insured and loss payee thereunder and shall be non-cancelable except upon thirty (30) days prior written notice to Agent.

     Section 8.10 Environmental Matters. Each Restricted Company shall (a) operate and manage its businesses, processes, and other activities in compliance with all Environmental Laws, Environmental Permits, and Environmental Indemnity Agreements and in a manner to avoid incurring Environmental Liabilities, to prevent any Release of Hazardous Substances, and to minimize the risk of loss or damage in the event of any Release of Hazardous Substances, (b) keep each Environmental Indemnity Agreement in full force and effect according to its terms, take all steps that may be necessary or appropriate to timely assert and receive payment or all claims under it, and (to the extent that the material remediation or indemnity protections or benefits provided by it would be jeopardized) not consent to any modification or amendment of any Environmental Indemnity Agreement or waive, compromise, settle, or otherwise release or discharge any obligation or indemnity of any indemnitor or other obligor under it and (c) continuously and diligently carry out such removal, remedial, or other response actions as may be necessary or appropriate (i) in respect of each matter (whether or not disclosed on Schedule 7.11) that constitutes non-compliance with any Environmental Law and (ii) to prevent or minimize potential Environmental Liabilities from any of those matters (whether or not disclosed on Schedule 7.11) or any Release of Hazardous Substances.

     Section 8.11 Subsidiaries. In respect of each applicable present and future Subsidiary of Goodrich (whether as a result of acquisition, creation, or otherwise), Borrower shall cause such Subsidiary to promptly and fully comply with Article V and its assets, capital stock or other equity securities to become subject to Lender Liens pursuant to the Collateral Documents.

     Section 8.12 Indemnification.

               (a) BORROWER AND (PURSUANT TO ITS GUARANTY) EACH OTHER RESTRICTED COMPANY SHALL, JOINTLY AND SEVERALLY INDEMNIFY AGENT AND LENDERS AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS, ASSIGNS, AND ATTORNEYS (COLLECTIVELY, THE “INDEMNIFIED PARTIES”), PROTECT AND DEFEND (WITH COUNSEL ACCEPTABLE TO DETERMINING LENDERS) AGAINST, HOLD THEM HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE THEM FOR ANY AND ALL LIABILITIES, OBLIGATION, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, AND PROCEEDINGS AND ALL COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT), AND DISBURSEMENTS OF ANY KIND OR NATURE (THE “INDEMNIFIED LIABILITIES”) THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF (i) ANY LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED BY ANY LOAN DOCUMENT, (iii) ANY COLLATERAL, (iv) ANY REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, THE LEASES AND MINERAL INTERESTS) OR OIL AND GAS PROPERTY, (v) ANY ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, PREDECESSOR, COLLATERAL, REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, THE LEASES AND MINERAL INTERESTS) OIL AND GAS PROPERTY, OR ANY ACT, OMISSION, STATUS, OWNERSHIP, OR OTHER RELATIONSHIP, CONDITION, OR CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER, OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY LOAN DOCUMENT OR (vi) ANY INDEMNIFIED PARTY’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

               (b) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT, EVEN IF THAT AMOUNT EXCEEDS THE AMOUNT OF THE OBLIGATION, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS OR EXPENSES OF LITIGATION OR OF PREPARING FOR LITIGATION, DAMAGES OR INJURY TO PERSONS, PROPERTY, OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LAW, PUNITIVE DAMAGES, FINES, AND OTHER PENALTIES, AND LOSS OF VALUE OF ANY REAL PROPERTY OR COLLATERAL, (iii) ARE NOT AFFECTED BY ANY ACT OR OMISSION OF ANY TRIBUNAL OR OTHER THIRD PARTY, OR THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE AND (iv) ARE NOT AFFECTED BY ANY INDEMNIFIED

PARTY’S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING, OR WAIVER.

               (c) However, no Indemnified Party has the right to be indemnified under the Loan Documents for its own fraud, gross negligence, or willful misconduct.

               (d) The provisions of and undertakings and indemnification in this section survive the foreclosure of any Lender Lien or any transfer in lieu of that foreclosure, the sale or other transfer of any Collateral or real property to any Person, the satisfaction of the obligation, the termination of the Loan Documents, and the release of any or all Lender Liens.

     Section 8.13 Operations and Properties. Each Company will act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business and investments. Each Company will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business, including without limitation all wells and equipment necessary or useful in the operation of the Mineral Interests.

     Section 8.14 Leases. Each Company will pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the Leases and all other agreements and contracts constituting or affecting the Mineral Interests, and do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such properties in a diligent, careful and efficient manner and in compliance with all applicable proration and conservation laws and all applicable rules and regulations of every Tribunal, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other hydrocarbons therefrom.

     Section 8.15 Development and Maintenance. Each Company will explore, develop and maintain (or cause to be explored, developed and maintained) the Leases, wells, units and acreage to which the Mineral Interests pertain in a prudent manner, and as may be reasonably necessary for the prudent and economical operation of (and in an effort to maximize the production capacity of and ultimate recovery of hydrocarbons from) such Leases, wells, units and acreage.

     Section 8.16 Maintenance of Liens. Each Company shall perform all such acts and execute all such documents as Agent may reasonably request in order to enable Agent to report, file and record every instrument that Agent may deem necessary in order to perfect and maintain the Lender Liens in the Mortgaged Properties and otherwise to preserve and protect the rights of Agent and the Lenders in and to the Collateral.

     Section 8.17 Farmout Agreement. Borrower shall cause the “Farmor” under the Farmout Agreement to deliver to Borrower each assignment earned under the Farmout Agreement in recordable form in the time and manner provided for in the Farmout Agreement, but in no event later than 45 days after such assignment has been earned under the Farmout

Agreement (provided that with respect to any assignments earned but not delivered as of the Closing Date, Borrower shall have 45 days from the Closing Date to obtain such assignments from the Farmor). Contemporaneously with the receipt of any such assignment, Borrower shall notify Agent of its receipt thereof and cause such assignment to be duly and properly recorded and the interests subject of such assignment to be subject to Lender Liens pursuant to documentation in form and substance satisfactory to Agent.

ARTICLE IX
NEGATIVE COVENANTS

     For so long as any Lender is committed to lend or issue LCs under this agreement and until the Obligation has been fully paid and performed, Borrower covenants and agrees with Agent and Lenders that, without first obtaining Agent’s written notice of Determining Lenders’ consent to the contrary:

     Section 9.1 Payroll Taxes. No Company may use any proceeds of any Borrowing to pay the wages of employees unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

     Section 9.2 Debt. No Restricted Company may:

               (a) Have any Debt except Permitted Debt.

               (b) Pay or cause to be paid any principal of, or any interest on, any of its Debt except (i) the Obligation, (ii) payments on the Subordinated Debt to the extent permitted under the Subordination Agreement and (iii) scheduled payments (but not prepayments) of any of its other Permitted Debt if, in each case, no Default or Potential Default exists.

     Section 9.3 Letters of Credit. No Restricted Company may have issued for its account — or otherwise become obligated for any reimbursement obligations for — any letter of credit except LCs.

     Section 9.4 Liens. No Restricted Company may (a) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets (provided that applicable Permitted Liens may exist, however, no intention to subordinate the first priority Lien granted in favor of Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens) or (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Restricted Company from creating or incurring any Lien on any of its assets except the Loan Documents.

     Section 9.5 Employee Plans. No Restricted Company may permit any of the events or circumstances described in Section 7.12 to exist or occur.

     Section 9.6 Transactions with Affiliates. No Restricted Company may enter into any material transaction with any of its Affiliates except (a) those described on Schedule 7.15, (b) transactions between one or more Restricted Companies, (c) transactions permitted under Section 9.8 and (d) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

     Section 9.7 Compliance with Laws and Documents. No Restricted Company may (a) violate the provisions of any Laws (including, without limitation, Environmental Laws) applicable to it or of any material agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, (b) violate in any material respect any provision of its charter or bylaws or (c) repeal, replace, or amend any provision of its charter or bylaws if that action would be a Material Adverse Event.

     Section 9.8 Loans, Advances, and Investments. No Restricted Company may make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stocks or other securities or evidences of Debt of, or interests in, any other Person except those described on Schedule 9.8.

     Section 9.9 Distributions. No Restricted Company may declare, make, or pay any Distribution except Distributions paid in the form of additional common stock, and distributions to any other Restricted Company; provided, however, that so long as no Potential Default or Borrowing Base Deficiency exists or would result therefrom, Goodrich may pay regularly scheduled dividends, in cash, on the Existing Preferred Stock.

     Section 9.10 Disposition of Assets. No Restricted Company may sell, assign, lease, transfer, or otherwise dispose of any of its assets except (a) sales and dispositions of oil and gas production in the ordinary course of business for a fair and adequate consideration, (b) sales of Option Interests to the Subordinated Lender so long as the Lenders are given sufficient prior written notice to redetermine the Borrowing Base in accordance with Section 2.7(b) taking into consideration, among other things, the sale of such Option Interests and, after giving effect to any such redetermination of the Borrowing Base, no Borrowing Base Deficiency exists or would result from such sales, (c) sales of assets which are obsolete or are no longer in use and which are not significant to the continuation of that Restricted Company’s business, (d) sales and dispositions from any Restricted Company to any other Restricted Company, (e) dispositions of equipment where substantially similar equipment has been or is being acquired or (f) dispositions of other assets for an aggregate consideration not to exceed, in any fiscal year, $2,500,000.00, provided, however, that if any Borrowing Base Deficiency exists at the time of such disposition, 100% of the proceeds therefrom shall be applied to reduce the Principal Debt.

     Section 9.11 Mergers, Consolidations, and Dissolutions. No Restricted Company may merge or consolidate with any other Person or dissolve except:

               (a) if no Default or Potential Default exists or will exist as a result of it, any merger or consolidation between Restricted Companies (so long as, if Borrower is involved, it is the survivor); and

               (b) dissolution of any Subsidiary of a Restricted Company if substantially all of its assets have been conveyed to any Restricted Company.

     Section 9.12 Assignment. No Restricted Company may assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

     Section 9.13 Fiscal Year and Accounting Methods. No Restricted Company may change its fiscal year for accounting purposes or any material aspect of its method of accounting except (a) for changes which do not affect, change or alter the calculation of any of the financial or accounting terms (or any component thereof) described in any of the financial covenants provided in Article X of this agreement or (b) to conform any new Subsidiary’s accounting methods to Goodrich’s accounting methods.

     Section 9.14 New Businesses. No Restricted Company may engage in any business except the businesses in which it is presently engaged and any other reasonably related business.

     Section 9.15 Government Regulations. No Restricted Company may conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

     Section 9.16 Strict Compliance. No Restricted Company may indirectly do anything that it may not directly do under any covenant in any Loan Document.

     Section 9.17 Alteration of Material Agreements. No Restricted Company will consent to or permit any material alterations, amendments, modifications, releases, waivers or terminations of any material agreement to which it is a party.

     Section 9.18 Operating Agreements. No Restricted Company shall enter into any operating agreement or material amendment of any existing operating agreement after the date hereof covering any of the Mortgaged Properties, except for those containing terms .and provisions customary in the industry consistent with past practice and with respect to which prompt written notice thereof is given to Agent.

     Section 9.19 Burdensome Contracts. No Restricted Company shall enter into, become bound by, or subject the Mortgaged Properties to any contract or agreement which is burdensome on any Restricted Company or materially and adversely affects the operation of the Mortgaged Properties.

     Section 9.20 Hedging. Borrower will not, and Borrower will not permit any other Restricted Company to, enter into Swap Agreements which would cause the volume of (a) (i) the aggregate notional volume of oil which is subject thereto at any time to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of oil from proved, developed producing reserves during the entire term (which shall not exceed three (3) years) thereof and (ii) the notional volume of oil with respect to which a settlement is required on a particular settlement date under such Swap Agreement to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of oil from proved, developed producing reserves for the period (a “Settlement Period”) from the immediately preceding settlement date thereunder (or the commencement thereof in the event there is no prior settlement date) to such settlement date, and (b) (i) the aggregate notional volume of gas which is subject thereto at any time to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of gas from proved, developed production reserves during the entire term (which shall not exceed three (3) years thereof and (ii) the notional volume of gas with respect to which a settlement is required on a particular settlement date thereunder to exceed seventy-five percent

(75%) of the Restricted Companies’ anticipated production of gas from proved, developed reserves for any Settlement Period.

ARTICLE X
FINANCIAL COVENANTS

     For so long as any Lender is committed to lend or issue LCs under this agreement and until the Obligation has been fully paid and performed, Borrower covenants and agrees with Agent and Lenders that, without first obtaining Agent’s written notice of Determining Lenders’ consent to the contrary, it may not directly or indirectly permit:

     Section 10.1 Current Ratio. The ratio – determined as of the last day of each fiscal quarter of Goodrich, commencing with the quarter ending December 31, 2004 – of the Companies’ consolidated current assets to consolidated current liabilities to ever be less than 1.00 to 1.00; provided, that for purposes of this Section 10.1, (a) “consolidated current assets” as of any such date of determination shall include the difference, if any, between the Borrowing Base and the Revolving Commitment Usage and (b) “consolidated current liabilities” as of any such date of determination shall (i) exclude any current liability for any Swap Agreement resulting from the requirements of Statement of Financial Accounting Standards 133 (or any statement replacing, modifying, or superceding such statement) and any similar non-cash charges and (ii) exclude current maturities of the Revolving Principal Debt.

     Section 10.2 Interest Coverage. The ratio — determined as of the last day of each fiscal quarter of Goodrich for the four (4) consecutive fiscal quarters then ended, commencing with the quarter ending December 31, 2004 — of the Companies’ EBITDAX to Interest Expense to ever be less than 3.00 to 1.00.

     Section 10.3 Tangible-Net Worth. The Companies’ Tangible-Net Worth — determined as of the last day of each fiscal quarter of Goodrich, commencing with the quarter ending December 31, 2004 — to ever be less than the sum of (a) $53,392,838 plus (b) 50% of the Companies’ cumulative Net Income (without deduction for losses) after September 30, 2004 plus (c) 100% of the net (i.e., gross less usual and customary underwriting, placement, and other related costs and expenses) proceeds of the issuance of any equity securities by Goodrich after September 30, 2004.

     Section 10.4 Total PV to Total Debt Ratio. The ratio of Total PV to Total Debt to ever be less than 1.5 to 1.0.

ARTICLE XI
DEFAULT

     The term “Default” means the occurrence of any one or more of the following:

     Section 11.1 Payment of Obligation. Borrower’s failure or refusal to pay (a) principal of any Note or any LC Exposure or any part thereof on or before the date due or (b) any other part of the Obligation on or before one Business Day after the date due.

     Section 11.2 Covenants. Any Company’s failure or refusal to punctually and properly perform, observe, and comply with any covenant (other than covenants to pay the Obligation) applicable to it:

               (a) In Section 8.1(f), Section 8.2, Section 8.17, Article IX or Article X; or

               (b) In any other provision of any Loan Document, and that failure or refusal continues for fifteen (15) days after the earlier of either any Company knowing of it or any Company is notified of it by Agent or any Lender.

     Section 11.3 Debtor Relief. Any Restricted Company (a) is not Solvent, (b) fails to pay its Debts generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law — except as a creditor or claimant — that could suspend or otherwise adversely affect the Rights of Agent or any Lender granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing).

     Section 11.4 Judgments and Attachments. Where the amounts in controversy or of any judgments, as the case may be, exceed — from and after the date of this agreement and individually or collectively for all of the Restricted Companies — $1,000,000, the Restricted Companies fail (a) to have discharged, within 60 days after its commencement, any attachment, sequestration, or similar proceeding against any assets of any Restricted Company or (b) to pay any money judgment against any Restricted Company within ten days before the date on which any Restricted Company’s assets may be lawfully sold to satisfy that judgment.

     Section 11.5 Government Action. Where the fair value of the assets involved exceed — from and after the date of this agreement and individually or collectively for all of the Restricted Companies — $1,000,000, (a) a final non-appealable order is issued by any Tribunal (including, but not limited to, the United States Justice Department) seeking to cause any Company to divest a significant portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws or (b) any Tribunal condemns, seizes, or otherwise appropriates, or takes custody or control of all or any substantial portion of any Restricted Company’s assets.

     Section 11.6 Misrepresentation. Any representation or warranty made by any Company in any Loan Document at any time proves to have been materially incorrect when made.

     Section 11.7 Change of Control. Any Change of Control occurs.

     Section 11.8 Other Funded Debt. In respect of any Funded Debt (other than the Obligation) (a) any Restricted Company fails to make any payment when due beyond any applicable grace or cure period, or (b) any default or other event or condition occurs or exists beyond the applicable grace or cure period, the effect of which is to cause or to permit any holder of that Funded Debt to cause — whether or not it elects to cause — any of that Funded Debt to become due before its stated maturity or regularly scheduled payment dates or (c) any of that Funded Debt is declared to be due and payable or required to be prepaid by any Restricted Company before its stated maturity.

     Section 11.9 SEC Reporting Requirements. Any Restricted Company fails to comply with any applicable reporting requirements of the Securities Exchange Act of 1934, as amended, for which the failure to report would constitute a Material Adverse Event.

     Section 11.10 Validity and Enforceability. Once executed, this agreement, any Note, any LC Agreement, any Guaranty, any Collateral Document ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested in writing by any Restricted Company party to it or any Restricted Company party to it denies in writing that it has any further liability or obligations under it except in accordance with that document’s express provisions or as the appropriate parties under Section 14.8 below may otherwise agree in writing.

     Section 11.11 LCs. Agent is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (a) a drawing has occurred under the LC, and Borrower has refused to reimburse the Issuing Lender for payment or (b) the expiration date of the LC has occurred, but the Right of the beneficiary to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding, and Borrower has failed to deposit with Agent cash collateral in an amount equal to the Issuing Lender’s maximum exposure under the LC.

ARTICLE XII
RIGHTS AND REMEDIES

     Section 12.1 Remedies Upon Default.

          (a) Debtor Relief. If a Default exists under Section 11.3, the commitment to extend credit under this agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

          (b) Other Defaults. If any Default exists, subject to the terms of Section 13.5(b), Agent may (with the consent of, and must, upon the request of, Determining Lenders), do any one or more of the following: (i) If the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable, (ii) terminate the commitments of Lenders to extend credit under this agreement, (iii) reduce any claim to judgment, (iv) demand payment of an amount equal to the LC Exposure then existing and retain as collateral for the LC Exposure any amounts received from any Company, from any property of any Company, through offset, or otherwise and (v) exercise any and all other legal or equitable Rights afforded by the Loan Documents, by applicable Laws, or in equity.

          (c) Offset. If a Default exists, to the extent permitted by applicable Law, each Lender may exercise the Rights of offset and banker’s lien against each and every account and other property, or any interest therein, which any Restricted Company may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed to that Lender.

          (d) Production Proceeds. Notify any and all purchasers of production and take all other actions specified in Section 5.3 of this agreement.

     Section 12.2 Company Waivers. To the extent permitted by Law, Borrower and (pursuant to its Guaranty) each other Restricted Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

     Section 12.3 Performance by Agent. If any Company’s covenant, duty, or agreement is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default exists, at its option (but subject to the approval of Determining Lenders), perform or attempt to perform that covenant, duty, or agreement on behalf of that Company (and any amount expended by Agent in its performance or attempted performance is payable by the Companies, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Agent’s expenditure until paid). However, Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any Company’s covenants, duties, or agreements.

     Section 12.4 Not in Control. Nothing in any Loan Documents gives or may be deemed to give to Agent or any Lender the Right to exercise control over any Company’s Real Property (including, without limitation, the Leases and the Mineral Interests), other assets, affairs, or management or to preclude or interfere with any Company’s compliance with any Law or require any act or omission by any Company that may be harmful to Persons or property. Any “Material Adverse Event” or other materiality or substantiality qualifier of any representation, warranty, covenant, agreement, or other provision of any Loan Document is included for credit documentation purposes only and does not imply or be deemed to mean that Agent or any Lender acquiesces in any non-compliance by any Company with any Law, document, or otherwise or does not expect the Companies to promptly, diligently, and continuously carry out all appropriate removal, remediation, compliance, closure, or other activities required or appropriate in accordance with all Environmental Laws. Agent’s and Lenders’ power is limited to the Rights provided in the Loan Documents. All of those Rights exist solely — and may be exercised in manner calculated by Agent or Lenders in their respective good faith business judgment — to preserve and protect the Collateral and to assure payment and performance of the Obligation.

     Section 12.5 Course of Dealing. The acceptance by Agent or Lenders of any partial payment on the Obligation is not a waiver of any Default then existing. No waiver by Agent, Determining Lenders, or Lenders of any Default is a waiver of any other then-existing or subsequent Default. No delay or omission by Agent, Determining Lenders, or Lenders in exercising any Right under the Loan Documents impairs that Right or is a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

     Section 12.6 Cumulative Rights. All Rights available to Agent, Determining Lenders, and Lenders under the Loan Documents are cumulative of and in addition to all other Rights granted to Agent, Determining Lenders, and Lenders at law or in equity, whether or not the Obligation are due and payable and whether or not Agent, Determining Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

     Section 12.7 Application of Proceeds. Any and all proceeds ever received by Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Article III.

     Section 12.8 Certain Proceedings. Borrower shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Agent or Determining Lenders reasonably request in connection with the obtaining of any consent, approval, registration (other than securities Law registrations), qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrower agrees that Agent’s and Determining Lenders’ remedies at Law for failure of Borrower to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this section may be specifically enforced.

     Section 12.9 Expenditures by Lenders. Any sums spent by Agent or any Lender in the exercise of any Right under any Loan Document is payable by the Companies to Agent within five Business Days after demand, becomes part of the Obligation, and bears interest at the Default Rate from the date spent until the date repaid.

     Section 12.10 Diminution in Value of Collateral. Neither Agent nor any Lender has any liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or in the future securing payment or performance of any of the Obligation (other than diminution in or loss of value caused by its own gross negligence or willful misconduct).

ARTICLE XIII
AGENT AND LENDERS

     Section 13.1 Agent.

          (a) Appointment. Each Lender appoints Agent (and Agent accepts appointment) as its nominee and agent, in its name and on its behalf: (i) To act as its nominee and on its behalf in and under all Loan Documents, (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Documents, (iii) to take any action that it properly requests under the Loan Documents (subject to the concurrence of other Lenders as may be required under the Loan Documents), (iv) to receive all documents and items to be furnished to it under the Loan Documents, (v) to be the secured party, mortgagee, beneficiary, recipient, and similar party in respect of any collateral for the benefit of Lenders, (vi) to promptly distribute to it all material information, requests, documents, and items received from Borrower under the Loan Documents, (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from it. However, Agent may not be required to take any action that exposes it to personal liability or that is contrary to any Loan Document or applicable Law.

          (b) Successor. Agent may voluntarily resign as Agent hereunder upon thirty (30) days notice to Borrower and the Lenders. If the initial or any successor Agent ever resigns, then Determining Lenders shall (which, if no Default or Potential Default exists, is subject to Borrower’s approval that may not be unreasonably withheld) appoint the successor Agent from among Lenders (other than the resigning Agent). If Determining Lenders fail to appoint a successor Agent within thirty (30) days after the resigning Agent has given notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which must be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Agent, the successor Agent succeeds to and becomes vested with all of the Rights of the prior Agent, and the prior Agent is discharged from its duties and obligations of Agent under the Loan Documents (but, when used in connection with LCs issued and outstanding before the appointment of the successor Agent, “Agent” shall continue to refer solely to the prior Agent — but, any LCs issued or renewed after the appointment of any successor Agent shall be issued or renewed by the successor Agent), and each Lender shall execute the documents that any Lender, the resigning Agent, or the successor Agent reasonably request to reflect the change. After any Agent’s resignation as Agent under the Loan Documents, the provisions of this section inure to its benefit as to any actions taken or not taken by it while it was Agent under the Loan Documents.

          (c) Rights as Lender. Agent, in its capacity as a Lender, has the same Rights under the Loan Documents as any other Lender and may exercise those Rights as if it were not acting as Agent. The term “Lender”, unless the context otherwise indicates, includes Agent. Agent’s resignation does not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Agent is not a fiduciary for Lenders or for Borrower but is simply acting in the capacity described in this agreement to alleviate administrative burdens for Borrower and Lenders, that Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth in the Loan Documents, and that Agent in its capacity as a Lender has the same Rights as any other Lender.

          (d) Other Activities. Agent or any Lender may now or in the future be engaged in one or more loan, letter of credit, leasing, or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the “other activities”) not the subject of the Loan Documents. Without limiting the Rights of Lenders specifically set forth in the Loan Documents, neither Agent nor any Lender is responsible to account to the other Lenders for those other activities, and no Lender shall have any interest in any other Lender’s activities, any present or future guaranties by or for the account of Borrower that are not contemplated by or included in the Loan Documents, any present or future offset exercised by Agent or any Lender in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in Agent’s or any other Lender’s possession or control that may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by Agent or any Lender to reduce the Obligation, then each Lender is entitled to share ratably in the application as provided in the Loan Documents).

     Section 13.2 Expenses. Each Lender shall pay its Pro Rata Part of any reasonable expenses (including, without limitation, court costs, reasonable attorneys’ fees and other costs of collection) incurred by Agent (while acting in such capacity) in connection with any of the Loan Documents if Agent is not reimbursed from other sources within 30 days after incurrence. Each Lender is entitled to receive its Pro Rata Part of any reimbursement that it makes to Agent if Agent is subsequently reimbursed from other sources.

     Section 13.3 Proportionate Absorption of Losses. Except as otherwise provided in the Loan Documents, nothing in the Loan Documents gives any Lender any advantage over any other Lender insofar as the Obligation is concerned or relieves any Lender from ratably absorbing any losses sustained with respect to the Obligation (except to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligation having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender’s Pro Rata Part of the Obligation).

     Section 13.4 Delegation of Duties; Reliance. Lenders may perform any of their duties or exercise any of their Rights under the Loan Documents by or through Agent, and Lenders and Agent may perform any of their duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives. Agent, Lenders, and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Agent or that Lender (but nothing in this clause (a) permits Agent to rely on (i) oral statements if a writing is required by this agreement or (ii) any other writing if a specific writing is required by this agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its portion of the Obligation for all purposes until, written notice of the assignment or transfer is given to and received by Agent (and any request, authorization, consent, or approval of any Lender is conclusive and binding on each subsequent holder, assignee, or transferee of or Participant in that Lender’s portion of the Obligation until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Agent, who handles matters associated with the Loan Documents and transactions thereunder, has actual knowledge or Agent has been notified by a Lender or Borrower and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Agent and are not liable for any action taken or not taken in good faith by it in accordance with the advice of counsel, accountants, or experts. Each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

     Section 13.5 Limitation of Agent’s Liability.

          (a) Exculpation. Neither Agent nor any of its Representatives will be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment (except for fraud, gross negligence, or willful misconduct), and neither Agent nor any of its representatives has a fiduciary relationship with any Lender by virtue of the Loan Documents (but nothing in this agreement negates the obligation of Agent to account for funds received by it for the account of any Lender).

          (b) Indemnity. Unless indemnified to its satisfaction against loss, cost, liability, and expense, Agent may not be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Agent requests instructions from Lenders, or Determining Lenders, as the case may be, with respect to any act or action in connection with any Loan Document, Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against Agent as a result of Agent’s acting or refraining from acting under this agreement in accordance with instructions of Determining Lenders.

          (c) Reliance. Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Agent in respect of, (i) the creditworthiness of any Company and the risks involved to that Lender, (ii) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Document (except by Agent), (iii) any representation, warranty, document, certificate, report, or statement made therein (except by Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligation or the existence, priority, or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Document or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of any Company. EACH LENDER AGREES TO INDEMNIFY AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH LENDER’S COMMITMENT PERCENTAGE OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE LOAN DOCUMENTS IF AGENT AND ITS REPRESENTATIVES ARE NOT REIMBURSED FOR SUCH AMOUNTS BY ANY COMPANY. ALTHOUGH AGENT AND ITS REPRESENTATIVES HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, AGENT AND ITS REPRESENTATIVES DO NOT HAVE THE RIGHT TO

BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

     Section 13.6 Default. While a Default exists, Lenders agree to promptly confer in order that Determining Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders. Agent is entitled to act or refrain from taking any action (without incurring any liability to any Person for so acting or refraining) unless and until it has received instructions from Determining Lenders. In actions with respect to any Company’s property, Agent is acting for the ratable benefit of each Lender.

     Section 13.7 Collateral Matters.

          (a) Each Lender authorizes and directs Agent to enter into the Loan Documents for the Lender Liens and agrees that any action taken by Agent concerning any Collateral (with the consent or at the request of Determining Lenders) in accordance with any Loan Document, that Agent’s exercise (with the consent or at the request of Determining Lenders) of powers concerning the Collateral in any Loan Document, and that all other reasonably incidental powers are authorized and binding upon all Lenders.

          (b) Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time before a Default or Potential Default, to take any action with respect to any Collateral or Loan Documents related to Collateral that may be necessary to perfect and maintain perfected the Lender Liens upon the Collateral.

          (c) Except to use the same standard of care that it ordinarily uses for collateral for its sole benefit, Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Company or is cared for, protected, or insured or has been encumbered or that the Lender Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority.

          (d) Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Loan Documents as it normally and customarily exercises in respect of similar collateral and security documents.

          (e) Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lender Lien upon any Collateral (i) upon full payment of the Obligation, (ii) constituting property being disposed of as permitted under any Loan Document, (iii) constituting property in which no Company owned any interest at the time the Lender Lien was granted or at any time after that, (iv) constituting property leased to any Company under a lease that has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and that has not been, and is not intended by that Company to be, renewed, (v) consisting of an instrument evidencing Debt pledged to Agent (for the benefit of Lenders), if the underlying Debt has been paid in full or (vi) if approved, authorized, or ratified in writing by Lenders. Upon request by Agent at any time, Lenders shall confirm in writing Agent’s authority to release particular types or items of Collateral under this clause (e).

     Section 13.8 Limitation of Liability. No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither

Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

     Section 13.9 Relationship of Lenders. The Loan Documents do not create a partnership or joint venture among Agent and Lenders or among Lenders.

     Section 13.10 Benefits of Agreement. None of the provisions of this section inure to the benefit of any Company or any other Person except Agent and Lenders. Therefore, no Company or any other Person is responsible or liable for, entitled to rely upon, or entitled to raise as a defense — in any manner whatsoever — the failure of Agent or any Lender to comply with these provisions.

ARTICLE XIV
MISCELLANEOUS

     Section 14.1 Nonbusiness Days. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR-Rate Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

     Section 14.2 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, or demand from one party to another, communication must be in writing (which may be by telex or fax) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answer back is received, (b) if by fax, when transmitted to the appropriate fax number (and all communications sent by fax must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the fax shall be deemed to have been delivered), (c) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this agreement, the address (and fax number) for Borrower and Agent is stated beside their respective signatures to this agreement and for each Lender is stated beside its name on Schedule 2.

     Section 14.3 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this agreement must be satisfactory to Agent and its counsel.

     Section 14.4 Exceptions to Covenants. No Company may take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Document if that action or omission would result in the breach of any other covenant contained in any Loan Document.

     Section 14.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

     Section 14.6 Governing Law. Unless otherwise stated in any Loan Document, the laws of the State of Texas and of the United States of America govern the Rights and duties of the parties to the Loan Documents and the validity, construction, enforcement, and interpretation of the Loan Documents.

     Section 14.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Agent, Lenders, and each Company party to the affected Loan Document agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

     Section 14.8 Amendments, Consents, Conflicts, and Waivers.

          (a) Determining Lenders. Unless otherwise specifically provided (i) the provisions of this agreement may be amended, modified, or waived, only by an instrument in writing executed by Borrower, Agent, and Determining Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this agreement and (ii) the other Loan Documents may only be the subject of an amendment, modification, or waiver that has been approved by Determining Lenders and Borrower.

          (b) All Lenders. Any amendment to or consent or waiver under this agreement or any Loan Document that purports to accomplish any of the following must be by an instrument in writing executed by Borrower and Agent and executed (or approved, as the case may be) by each Lender: (i) Extends the due date or decreases the amount of any scheduled payment or amortization of the Obligation beyond the date specified in the Loan Documents, (ii) decreases any rate or amount of interest, fees, or other sums payable to Agent or Lenders under this agreement (except such reductions as are contemplated by this agreement), (iii) changes the definition of “Commitment,” “Commitment Percentage,” “Revolving Commitment”, “Term Commitment”, “Determining Lenders,” “Pro Rata Part”, “Revolving Pro Rata Part”, “Term Pro Rata Part” or the definition of “Borrowing Base”, (iv) increases any one or more Lender’s Commitment, (v) waives compliance with, amends, or fully or partially releases — except as expressly provided by the Loan Documents or when a Company merges into another Person or dissolves when specifically permitted in the Loan Documents — any Guaranty or Collateral, (vi) changes the requirement that any increase of the Borrowing Base be approved and consented to by all of the Lenders or (vii) changes this clause (b) or any other matter specifically requiring the consent of all Lenders under this agreement.

          (c) Agency Fees. Any amendment or consent or waiver with respect to fees payable solely to Agent under a separate letter agreement must be executed in writing only by Agent and Borrower.

          (d) Conflicts. Any conflict or ambiguity between the terms and provisions of this agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this agreement.

          (e) Waivers. No course of dealing or any failure or delay by Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Agent or any Lender under this agreement operates as a waiver thereof. A waiver must be in writing and signed by Agent and Lenders (or Determining Lenders, if permitted under this agreement) to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

     Section 14.9 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument.

     Section 14.10 Parties.

          (a) Parties Bound. Each Loan Document binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. No Company may assign or transfer any Rights or obligations under any Loan Document without first obtaining all Lenders’ consent, and any purported assignment or transfer without Lenders’ consent is void. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation except as permitted by clauses (b) or (c) below.

          (b) Participations. Any Lender may (subject to the provisions of this section, in accordance with applicable Law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligation. The selling Lender remains a “Lender” under the Loan Documents, the Participant does not become a “Lender” under the Loan Documents, and the selling Lender’s obligations under the Loan Documents remain unchanged. The selling Lender remains solely responsible for the performance of its obligations and remains the holder of its share of the Principal Debt for all purposes under the Loan Documents. Borrower and Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender’s Rights and obligations under the Loan Documents, and each Lender must retain the sole right and responsibility to enforce due obligations of the Companies. Participants have no Rights under the Loan Documents except as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article III with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Article III calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification, or waiver of any Loan Document except as to matters in Section 14.8(b)(i) and (ii).

          (c) Assignments. Each Lender may make assignments to the Federal Reserve Bank. Each Lender may also assign to one or more assignees (each an “Assignee”) all or any part of its Rights and obligations under the Loan Documents so long as (i) the assignor Lender and Assignee execute and deliver to Agent and Borrower for their consent and acceptance (that may not be unreasonably withheld in any instance and is not required if the Assignee is an Affiliate of the assigning Lender, and the consent of Borrower is also not required at any time after the occurrence and during the continuance of any Default or Potential Default) an assignment and assumption agreement in substantially the form of Exhibit F (an “Assignment”) and pay to Agent a processing fee of $3,500, (ii) the assignment must be for a minimum total Commitment of $5,000,000 and the assigning Lender (if not assigning its entire Commitment) must retain a minimum total Commitment of $5,000,000 and (iii) the conditions for that assignment set forth in the applicable Assignment are satisfied. The Effective Date in each Assignment must (unless a shorter period is agreeable to Borrower and Agent) be at least five Business Days after it is executed and delivered by the assignor Lender and the Assignee to Agent and Borrower for acceptance. Once that Assignment is accepted by Agent and Borrower, and subject to all of the following occurring, then, on and after the Effective Date stated in it (i) the Assignee automatically becomes a party to this agreement and, to the extent provided in that Assignment, has the Rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender, to the extent provided in that Assignment, is released from its obligations to fund Borrowings under this agreement and its reimbursement obligations under this agreement and, in the case of an Assignment covering all of the remaining portion of the assignor Lender’s Rights and obligations under the Loan Documents, that Lender ceases to be a party to the Loan Documents, (iii) Borrower shall execute and deliver to the assignor Lender and the Assignee the appropriate Notes in accordance with this agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Lender shall return to Borrower all Notes previously delivered to that Lender under this agreement and (v) Schedule 2 is automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of the Assignee and the remaining Commitment (if any) of the assignor Lender, and Agent shall prepare and circulate to Borrower and Lenders an amended Schedule 2 reflecting those changes.

     Section 14.11 VENUE, SERVICE OF PROCESS, AND JURY TRIAL. BORROWER AND (PURSUANT TO ITS GUARANTY) EACH RESTRICTED COMPANY, IN EACH CASE FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN TEXAS, (b) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOT OR IN THE FUTURE HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT AND THE OBLIGATION BROUGHT IN THE COURTS OF THE STATE OF TEXAS, OR IN THE UNITED STATES COURTS LOCATED IN THE SOUTHERN DISTRICT OF TEXAS, (c) WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE FOREGOING COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES OF THAT PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND DELIVERY, OR BY DELIVERY BY A NATIONALLY-RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS FOR PURPOSES OF THIS AGREEMENT, (e) AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE FOREGOING COURTS AND (f) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUR OF ANY LOAN DOCUMENT. THE SCOPE OF EACH OF THE FOREGOING WAIVERS IS INTENDED TO BE ALL ENCOMPASSING

OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND (PURSUANT TO ITS GUARANTY) EACH OTHER RESTRICTED COMPANY ACKNOWLEDGES THAT THESE WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT AGENT AND EACH LENDER HAS ALREADY RELIED ON THESE WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT AGENT AND EACH LENDER WILL CONTINUE TO RELY ON EACH OF THESE WAIVERS IN RELATED FUTURE DEALINGS. BORROWER AND (PURSUANT TO ITS GUARANTY) EACH OTHER RESTRICTED COMPANY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THE WAIVERS IN THIS SECTION ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS APPLY TO ANY FUTURE RENEWALS, EXTENSIONS, AMENDMENTS, MODIFICATIONS, OR REPLACEMENTS IN RESPECT OF THE APPLICABLE LOAN DOCUMENT. IN CONNECTION WITH ANY LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     Section 14.12 ENTIRETY. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER, LENDERS, AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 14.13 USA Patriot Act Notice. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

REMAINDER OF PAGE INTENTIONALLY BLANK.
SIGNATURE PAGES FOLLOW.

     EXECUTED as of the date first stated above.

Address for notices:	Goodrich Petroleum Company, L.L.C.

808 Travis Street, Suite 1320	By:	/s/ Robert C. Turnham, Jr.

Houston, TX 77002
Attention: Mr. Robert C. Turnham	Name: Robert C. Turnham, Jr.
Fax: 713-780-9254	Title: President and
Chief Operating Officer

BNP Paribas, as Agent and a Lender

1200 Smith Street, Suite 3100	By:	/s/ Gabe Ellisor

Houston, Texas 77002	Name: Gabe Ellisor
Attention: Brian M. Malone	Title: Vice President
Fax: 713-659-6915
	By:	/s/ Polly Schott

Name: Polly Schott
Title: Vice President

SIGNATURE PAGE
TO CREDIT AGREEMENT

EXHIBIT A-1

REVOLVING NOTE

$______	___, 200___

     FOR VALUE RECEIVED, Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Maker”) promises to pay to the order of ___, ___ (“Payee”), that portion of the principal amount of $___that may from time to time be disbursed and outstanding under this note, together with interest.

     This note is a “Revolving Note” under the Credit Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, between Maker as Borrower, Payee, certain other “Lenders,” and BNP Paribas, as “Agent” for Lenders. All of the terms defined in the Credit Agreement have the same meanings when used—unless otherwise defined—in this Note.

     This Note incorporates by reference the principal and interest payment terms in the Credit Agreement for this Note, including, without limitation, the final maturity date for this Note, which is the Termination Date. Principal and interest are payable to the holder of this Note through Agent at its offices at 1200 Smith Street, Suite 3100, Houston, Texas 77002, or at any other address of which Agent may notify Maker in writing.

     This Note also incorporates by reference all other provisions in the Credit Agreement applicable to this Note—such as provisions for disbursement of principal, applicable-interest rates before and after Default, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorney’s fees, court costs, and other costs of collection, certain waivers by Maker and other obligors, assurances and security, choice of Texas and United States federal law, usury savings, and other matters applicable to Loan Documents under the Credit Agreement.

     This Note is given by Maker in extension, renewal and modification of, and not in novation or discharge of, the obligations and indebtedness evidenced by those certain Promissory Notes dated January 31, 2001, executed by Maker and payable to the order of Prior Lenders in the original aggregate principal amount of $30,000,000, such promissory notes, among other things, having been assigned from Prior Lenders to Agent for the benefit of the Lenders pursuant to that certain Assignment of Notes, Documents and Liens dated November 9, 2001, executed by Prior Agent and Prior Lenders, as assignor in favor of Agent.

Goodrich	Petroleum Company, L.L.C., as Maker
By:

Name:
Title:

Exhibit A-1

EXHIBIT A-2

TERM NOTE

$	, 200___

     FOR VALUE RECEIVED, Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Maker”) promises to pay to the order of ___, ___ (“Payee”), that portion of the principal amount of $___that may from time to time be disbursed and outstanding under this note, together with interest.

     This note is a “Term Note” under the Credit Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, between Maker as Borrower, Payee, certain other “Lenders,” and BNP Paribas, as “Agent” for Lenders. All of the terms defined in the Credit Agreement have the same meanings when used—unless otherwise defined—in this Note.

     This Note incorporates by reference the principal and interest payment terms in the Credit Agreement for this Note, including, without limitation, the final maturity date for this Note, which is the Termination Date. Principal and interest are payable to the holder of this Note through Agent at its offices at 1200 Smith Street, Suite 3100, Houston, Texas 77002, or at any other address of which Agent may notify Maker in writing.

     This Note also incorporates by reference all other provisions in the Credit Agreement applicable to this Note—such as provisions for disbursement of principal, applicable-interest rates before and after Default, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorney’s fees, court costs, and other costs of collection, certain waivers by Maker and other obligors, assurances and security, choice of Texas and United States federal law, usury savings, and other matters applicable to Loan Documents under the Credit Agreement.

Goodrich Petroleum Company, L.L.C., as Maker
By:
Name:
Title:

EXHIBIT B

FORM OF PRODUCTION REPORT

Section 1: Total Company Most Recent Six-Month Operations Statistics

Month:
Production Sales Volumes
Oil (Bbls)
Gas (MMcf)
NGLs (Bbls)

Average Realized Prices
Oil ($/Bbl)
Gas ($/Mcf)
NGLs ($/Bbl)

Total Sales ($000)
Total LOE ($000)
Total Capex ($000)

Section 2: Discussion of Significant Production Variances

Section 3: Discussion of Significant Operating Expenditures or Significant Changes in Total Operating Expenses

Section 4: Discussion of Significant Capital Expenditures

Section 5: Significant Lease or Well Production Statistics (for each lease or well comprising over 5% of total production)

Property:

Month:
Production Sales Volumes
Oil (Bbls)
Gas (MMcf)
NGLs (Bbls)
Water (Bbls)
FTP (PSI)

Production Sales Volumes
Oil (Bbls)
Gas (MMcf)

Exhibit B - 1

NGLs (Bbls)
Water (Bbls)
FTP (PSI)

Prepared:	By:

Name:

Title:

Date:

Exhibit B - 2

EXHIBIT C-1

BORROWING REQUEST

AGENT:	BNP Paribas	DATE: , 200___

BORROWER: Goodrich Petroleum Company, L.LC.

     This notice is delivered under Section 2.3 of the Credit Agreement (as renewed, extended, and amended, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, between Borrower, Agent, and certain lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

     Borrower requests a Borrowing under the Credit Agreement as follows:

Borrowing Date[1]		, 200_
Amount of Borrowing[2]	$
Class of Borrowing[3]
Type of Borrowing[4]
For LIBOR-Rate Borrowing, the Interest Period[5]		months

     Borrower certifies that on the above Borrowing Date — after giving effect to the requested Borrowing — (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects and (b) no Material Adverse Event, Default, or Potential Default will exist.

Goodrich Petroleum Company, L.L.C., as Borrower

By:

(Name)

(Title)

[1]	Business Day of request for Base-Rate Borrowing or at least third Business Day after request for LIBOR-Rate Borrowing.

[2]	Not less than $500,000 or a $100,000 greater multiple if a Base-Rate Borrowing, and not less than $1,000,000 or a $500,000 greater multiple if a LIBOR-Rate Borrowing.

[3]	Revolving Borrowing or Term Borrowing.

[4]	LIBOR-Rate Borrowing or Base-Rate Borrowing.

[5]	1, 2, 3, or 6 months.

Exhibit C-1

EXHIBIT C-2

NOTICE OF CONVERSION

AGENT:	BNP Paribas	DATE: , 200___

BORROWER: Goodrich Petroleum Company, L.L.C.

     This notice is delivered under Section 3.10 of the Credit Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, between Borrower, Agent, and certain lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this notice.

     Borrower presently has a ___/ Borrowing (the “Existing Borrowing”) under the Revolving Facility in the amount of $___ — which, if a Libor-Rate Borrowing, has an Interest Period of ___/ ending on ___. On ___(the “Conversion Date”), Borrower shall partially pay, continue in full or part as the same Type of Borrowing, or convert in full or part to another Type of Borrowing and — if applicable — with the Interest Period(d) designated below [check applicable boxes]:

     ☐ Amount to be paid, if any, $___

     ☐ Balance to be in the following Types of Borrowings with — if applicable — the following Interest Period(s):

Type	Amount	Interest Period
$
$
$
$

     Borrower certifies that on the Conversion Date — and after giving effect to the above action(s) — (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects and (b) no Material Adverse Event, Default, or Potential Default will exist.

Goodrich Petroleum Company, L.L.C.

By:

(Name)

(Title)

Exhibit C-2

EXHIBIT C-3

LC REQUEST

AGENT:	BNP Paribas	DATE: , 200___

ISSUING LENDER:
BORROWER:	Goodrich Petroleum Company, L.L.C.

     This notice is delivered under Section 2.4(a) of the Credit Agreement (as renewed, extended, and amended, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, between Borrower, Agent, Issuing Lender, and certain other lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

     Borrower requests Issuing Lender to issue a LC under the Credit Agreement as follows:

Issue Date	,
Beneficiary
Expiry Date	/
Face Amount	$

     Borrower certifies that on the above Issue Date — after giving effect to the requested LC — (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects and (b) no Material Adverse Event, Default, or Potential Default will exist.

Goodrich Petroleum Company, L.L.C., as Borrower

By:

(Name)

(Title)

Exhibit C-3

EXHIBIT C-4

COMPLIANCE CERTIFICATE

FOR THE FISCAL QUARTER/YEAR ENDED ____________________
(the “Subject Period”)

AGENT:	BNP Paribas	DATE:

BORROWER:	Goodrich Petroleum Company, L.L.C.

     This certificate is delivered under the Credit Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, between Goodrich’s, Agent, and certain lenders, all defined terms in which have the same meanings when used — unless otherwise defined — in this certificate.

     In my capacity as a Responsible Officer of — and on behalf of — Borrower, I certify to Agent and Lenders on the date of this certificate that (a) I am a Responsible Officer of Borrower, (b) Goodrich’s Financial Statements attached to this certificate were prepared in accordance with GAAP and present fairly the Companies’ consolidated financial condition and results of operations as of, and for the fiscal quarter or year, as the case may be, ended on, the last day of the Subject Period, (c) a review of the activities of the Companies during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, the Companies performed and complied with all of their obligations under the Loan Documents, and, during the Subject Period, to my knowledge (i) the Companies performed, and complied with all of their obligations under the Loan Documents (except for the deviations, if any, described on a schedule to this certificate) in all material respects, and (ii) no Default (nor any Potential Default) has occurred which has not been cured or waived (except the Defaults or Potential Defaults, if any, described on the schedule to this certificate), and (d) to my knowledge, the status of compliance by the Companies with Sections 10.1, 10.2, 10.3 and 10.4 of the Credit Agreement at the end of the Subject Period is as described on the schedule to this certificate.

By:

(Name)

(Title)

Exhibit C-4

SCHEDULE TO COMPLIANCE CERTIFICATE

(For Fiscal Quarter/Year Ended                                                             )

     A. Describe deviations from performance or compliance with covenants, if any, pursuant to clause (c)(i) of the attached certificate. If none, so state.

     B. Describe Potential Defaults and Defaults, if any, pursuant to clause (c)(ii) of the attached certificate. If none, so state.

     C. Reflect compliance with Sections 10.1, 10.2, 10.3 and 10.4 at the end of the Subject Period on a consolidated basis pursuant to clause (d) of the attached certificate.

Table 1

Covenant	At End of Subject Period
§10.1 Current Ratio
(a) Current assets	$
(b) Current liabilities	$
(c) Ratio of Line (a) to Line (b)		___ to 1.00
(d) Minimum		1.00 to 1.00
§10.2 Interest Coverage
(a) Net Income for the fiscal quarter then ended	$
Interest expense (including capitalized interest) in that applicable period	$
(c) Taxes for that applicable period	$
(d) Extraordinary expense/(income) for that applicable period	$

Schedule to Compliance Certificate

Covenant	At End of Subject Period
(e) Depreciation, depletion and amortization for that applicable period	$
(f) EBITDAX for that applicable period (sum of Lines (a)-(e))		$
(g) Ratio of Line (f) to Line (b)		___ to 1.00
(h) Minimum			3.00 to 1.00
§10.3 Minimum Tangible Net Worth
(a) Tangible Net Worth at the end of the Subject Period		$
Cumulative Net Income (without deduction for losses) from the Closing Date, through the end of the Subject Period	$
Net proceeds of the issuance of any equity securities by Goodrich after the Closing Date	$
Minimum Tangible Net Worth [Sum of $40,000,000 plus (50% X Line(b)) plus (100% X Line (c))]		$
§10.4 Total PV to Total Debt
Total PV at the end of the Subject Period	$
Total Debt at the end of the Subject Period	$
Ratio of Line (a) to Line (b)		___ to 1.00
Minimum			1.5 to 1.00

Schedule to Compliance Certificate

EXHIBIT D

OPINION OF COUNSEL TO COMPANIES

Exhibit D

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS AGREEMENT is entered into as of ___, between ___ (“Assignor”) and ___(“Assignee”).

     Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Borrower”) certain lenders (“Lenders”), and BNP Paribas, a foreign banking corporation organized under the laws of the Republic of France (in its capacity as Agent for Lenders, “Agent”), are party to the Credit Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 9, 2001, as amended and restated on February 25, 2005, all of the defined terms in which have the same meanings when used — unless otherwise defined — in this agreement. This agreement is entered into as required by Section 14.10(c) of the Credit Agreement and, if required pursuant to the terms of the Credit Agreement, is not effective until consented to by Borrower and Agent, which consents may not under the Credit Agreement be unreasonably withheld.

     ACCORDINGLY, for adequate and sufficient consideration, Assignor and Assignee agree as follows:

1. Assignment and Assumption. By this agreement, and effective as of ___ (which must be at least five Business Days after the execution and delivery of this agreement to both Borrower, if applicable, and Agent for consent, the “Effective Date”), Assignor sells and assigns to Assignee (without recourse to Assignor) and Assignee purchases and assumes from Assignor a ___% interest (the “Assigned Interest”), which, if not equal to 100%, must be a percentage, when computed as an aggregate dollar amount, that is at least $5,000,000, in and to all of Assignor’s Rights and obligations under the Credit Agreement as of the Effective Date, including, without limitation, the Assigned Interest in (a) Assignor’s Commitment as of the Effective Date, (b) the Note held by Assignor as of the Effective Date, (c) all Principal Debt owed to Assignor on the Effective Date, (d) all unpaid reimbursement obligations under drawings or drafts under any LC on the Effective Date, (e) all outstanding participations owned by Assignor under Section 2.4(b) of the Credit Agreement on the Effective Date, (f) all interest accruing in respect of the Assigned Interest after the Effective Date, (g) all LC fees paid in advance before the Effective Date under Section 4.3(a) of the Credit Agreement in respect of the Assigned Interest and in respect of any period or periods after the Effective Date, and (h) all commitment fees accruing in respect of the Assigned Interest under Section 4.4 of the Credit Agreement after the Effective Date.

2. Assignor Provisions. Assignor (a) represents and warrants to Assignee that as of the Effective Date (i) the following principal amounts and LC liabilities are owed to it without reduction for any assignments that have not yet become effective:

Item	Amount
Revolving Principal Debt of Revolving Facility	$
Term Principal Debt of Term Facility	$
LC reimbursement obligations	$
§ 2.3(b) participations	$

Exhibit E - 1

and (ii) Assignor is the legal and beneficial owner of the Assigned Interest, which is free and clear of any adverse claim, and (b) makes no representation or warranty to Assignee and assumes no responsibility to Assignee with respect to (i) any statements, warranties, or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, or value of any Loan Document, or (iii) the financial condition of any Company or the performance or observance by any Company of any of its obligations under any Loan Document.

3. Assignee Provisions. Assignee (a) represents and warrants to Assignor, Borrower, and Agent that Assignee is legally authorized to enter into this agreement, (b) confirms that it has received a copy of the Credit Agreement, copies of the Current Financials, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this agreement, (c) agrees with Assignor, Borrower, and Agent that Assignee shall — independently and without reliance upon Agent, Assignor, or any other Lender and based on such documents and information as Assignee deems appropriate at the time — continue to make its own credit decisions in taking or not taking action under the Loan Documents, (d) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms of the Loan Documents and all other reasonably-incidental powers, (e) agrees with Assignor, Borrower, and Agent that Assignee shall perform and comply with all provisions of the Loan Documents applicable to Lenders in accordance with their respective terms, and (f) if Assignee is not organized under the Laws of the United States of America or one of its states, it (i) represents and warrants to Assignor, Agent, and Borrower that no Taxes are required to be withheld by Assignor, Agent, or Borrower with respect to any payments to be made to it in respect of the Obligations, and it has furnished to Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, or any other form acceptable to Agent that entitles Assignee to exemption from U.S. federal withholding Tax on all interest payments under the Loan Documents, (ii) covenants to provide Agent and Borrower a new Forms W-8BEN, W-8ECI, or other form acceptable to Agent upon the expiration or obsolescence of any previously delivered form according to Law, duly executed and completed by it, and to comply from time to time with all Laws with regard to the withholding Tax exemption, and (iii) agrees with Agent and Borrower that, if any of the foregoing is not true or the applicable forms are not provided, then Agent and Borrower (without duplication) may deduct and withhold from interest payments under the Loan Documents any United States federal-income Tax at the full rate applicable under the Code.

4. Credit Agreement and Commitments. From and after the Effective Date (a) Assignee shall be a party to the Credit Agreement and (to the extent provided in this agreement) have the Rights and obligations of a Lender under the Loan Documents and (b) Assignor shall (to the extent provided in this agreement) relinquish its Rights and be released from its obligations under the Loan Documents. On the Effective Date, after giving effect to this agreement, but without giving effect to any other assignments that have not yet become effective, Assignor’s total Commitment (which, if positive, must be at least $5,000,000) and Assignee’s total Commitment will be as follows:

Exhibit E - 2

Lender	Commitment
Assignor	$
Assignee	$

5. Notes. Assignor and Assignee request Borrower to issue new Notes to Assignor and Assignee in the amounts of their respective Commitments under Paragraph 4 above and otherwise issued in accordance with the Credit Agreement. Upon delivery of those Notes, Assignor shall return to Borrower the Note previously delivered to Assignor under the Credit Agreement.

6. Payments and Adjustments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods before the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

7. Conditions Precedent. Paragraphs 1 through 5 above are not effective until (a) counterparts of this agreement are executed and delivered by Assignor and Assignee to — and are executed in the spaces below by — Borrower and Agent and (b) Agent receives from Assignor or Assignee a $3,500 processing fee.

8. Incorporated Provisions. Although this agreement is not a Loan Document, the provisions of Sections 1 and 14 of the Credit Agreement applicable to Loan Documents are incorporated into this instrument by reference the same as if this agreement were a Loan Document and those provisions were set forth in this agreement verbatim.

9. Communications. For purposes of Section 14.2 of the Credit Agreement, Assignee’s address and telecopy number — until changed under that section — are beside its signature below.

10. Amendments, Etc. No amendment, waiver, or discharge to or under this agreement is valid unless in writing that is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of the Credit Agreement.

11. ENTIRETY. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ASSIGNOR AND ASSIGNEE ABOUT ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF ASSIGNOR AND ASSIGNEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN ASSIGNOR AND ASSIGNEE.

12. Parties. This agreement binds and benefits Assignor, Assignee, and their respective successors and assigns that are permitted under the Credit Agreement.

Exhibit E - 3

     EXECUTED as of the date first stated above.

[ASSIGNOR]

By:

(Name)

(Title)

[ASSIGNEE]

By:

(Name)

(Title)

(Address)

(Telecopy No.)

As of the Effective Date, [Borrower] and Agent consent to this agreement and the transactions contemplated in it.

[GOODRICH PETROLEUM COMPANY, L.L.C., as Borrower]

By:

(Name)

(Title)

BNP PARIBAS, as Agent

By:

(Name)

(Title)

By:

(Name)

(Title)

Exhibit E - 4